UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

A. M. Castle & Co.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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A. M. CASTLE & CO.

BRIAN P. ANDERSON

Chairman of the Board

March 23, 2012

Dear Stockholder of

A. M. Castle & Co.:

You are cordially invited to attend A. M. Castle & Co.’s (“Castle”) 2012 annual meeting of stockholders, which will be held on Thursday, April 26, 2012, beginning at 10:00 a.m., Central Daylight Time, at our offices at 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523.

At the annual meeting, our senior executives will report to you on Castle’s 2011 results and current business conditions. Our senior executives and Board members will be present to answer your questions concerning Castle.

The formal notice of the annual meeting and proxy statement follow.

Whether or not you plan to attend the annual meeting, please ensure that your shares are represented by giving us your proxy. As explained more fully in the proxy statement, you can vote in person, by signing, dating and returning the enclosed proxy, by contacting us by telephone or by submitting your vote via the internet.

Thank you for your continued interest in Castle.

Sincerely,

Brian P. Anderson

Chairman of the Board

A. M. CASTLE & CO.

1420 Kensington Road, Suite 220

Oak Brook, IL 60523

A. M. CASTLE & CO.

1420 Kensington Road, Suite 220

Oak Brook, IL 60523

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 26, 2012

NOTICE IS HEREBY GIVEN that the 2012 annual meeting of stockholders (the “Annual Meeting”) of A. M. Castle & Co., a Maryland corporation (“Castle” or the “Company”), will be held at the Company’s offices at 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523 on Thursday, April 26, 2012, at 10:00 a.m., Central Daylight Time, for the purposes of considering and voting upon the following:

1.	To elect the 10 directors named in the attached proxy statement;

2.	To approve certain issuances of shares of our common stock upon conversion of our 7.0% convertible senior notes due 2017;

3.	To approve an amendment to our Charter to increase the number of authorized shares of our common stock from 30,000,000 to 60,000,000;

4.	To approve our executive compensation;

5.	To ratify the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

6.	To conduct any other business that may properly come before the Annual Meeting.

The Board of Directors (the “Board”) of the Company has fixed the close of business on March 1, 2012, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. A copy of our Annual Report to stockholders for the year ended December 31, 2011, a proxy statement and proxy card accompany this notice.

You may authorize your proxy by telephone or the internet, and may vote by written proxy or written ballot at the meeting. We encourage you to sign, date and return the enclosed proxy card promptly in the accompanying envelope, which requires no postage if mailed in the United States, or instruct us by telephone or by internet as to the authorization of your proxy. Instructions for voting are contained on the enclosed proxy card. If for any reason you should decide to revoke your proxy, you may do so at any time prior to its exercise at the Annual Meeting.

By Order of the Board of Directors,

Robert J. Perna

Vice President,

General Counsel and Secretary

Oak Brook, IL

March 23, 2012

Important Notice Regarding the Availability of Proxy Materials

for the Stockholders Meeting to Be Held on April 26, 2012:

The Proxy Statement and Annual Report are available at

http://www.amcastle.com/investors/default.aspx

A. M. CASTLE & CO.

1420 Kensington Road, Suite 220, Oak Brook, IL 60523

PROXY STATEMENT FOR

2012 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

The Board of Directors (“Board”) of A. M. Castle & Co. (“Castle” or the “Company”) is soliciting the enclosed proxy for use at our 2012 Annual Meeting of stockholders and any adjournment thereof (the “Annual Meeting”). As of the close of business on March 1, 2012, the record date established for determining the stockholders entitled to notice of and to vote at the Annual Meeting, there were 23,009,186 outstanding shares of the Company’s common stock. Each share of common stock outstanding on the record date is entitled to one vote on all matters submitted at the Annual Meeting. If you are a participant in any of the Company’s 401(k) or employee benefit plans, your proxy card will represent the number of shares allocated to your account under the plans and will serve as a direction to the plan’s trustee as to how the shares in your account are to be voted.

We are first mailing this proxy statement and the enclosed proxy card to stockholders on or about March 23, 2012.

Solicitation Costs

All of the expenses involved in preparing, assembling and mailing this proxy statement and the material enclosed herewith will be paid by the Company, including, upon request, expenses incurred in forwarding proxies and proxy statements to beneficial owners of stock held in the name of another. The Company has retained Alliance Advisors to assist in the solicitation of proxies. Alliance Advisors fees are estimated to be $7,500, plus out-of-pocket expenses, to assist with the solicitation. Officers, directors and employees of the Company may also solicit proxies from certain stockholders; however, no additional compensation will be paid to those individuals for these activities.

Voting Securities

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Company entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Shares that are present and entitled to vote on any of the proposals to be considered at the Annual Meeting will be considered to be present at the Annual Meeting for purposes of establishing the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes will also be considered as present for purposes of determining the presence or absence of a quorum at the Annual Meeting.

If your shares are held in street name, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Under New York Stock Exchange (“NYSE”) rules, your broker may vote shares held in street name on certain “routine” matters. We believe that only Proposal 5 (ratification of appointment of independent auditors) will be considered a routine matter for this meeting. As a result, your broker is permitted to vote your shares on that proposal at its discretion if it does not receive instruction from you. All proposals that stockholders will consider at the Annual Meeting, other than Proposal 5, are non-routine matters and if a beneficial owner of the shares has not provided voting instructions to the brokerage firm with respect to the proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote.

With respect to Proposal 1, Directors are elected by a plurality of the votes cast, meaning that the director nominees with the most affirmative votes are elected to fill the available seats. You may vote “FOR” all nominees, “WITHHOLD” your vote as to all nominees, or “FOR” all nominees except those specific nominees from whom you “WITHHOLD” your vote. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the results of the vote. If any nominee for director fails to receive the affirmative vote of a plurality of the shares at the Annual Meeting, the majority of the directors then in office will be entitled under our Charter and Bylaws to fill the resulting vacancy on the Board. Each director chosen in this manner will hold office for a term expiring at our next annual meeting of stockholders and until his or her successor is duly elected and qualified.

The approval of certain issuances of our common stock upon conversion of our 7.0% convertible senior notes due 2017 (Proposal 2) requires the affirmative vote of a majority of all of the shares cast at the Annual Meeting, provided that shareholders holding a majority of the outstanding shares of our common stock actually cast votes on this proposal. Accordingly, an abstention will have the effect of a vote against this proposal, and broker non-votes will have the same effect as votes against this proposal, unless holders of a majority of the outstanding shares of our common stock actually cast votes on this proposal, in which event broker non-votes will not have any effect on the results of the vote.

The amendment to our Charter (Proposal 3) requires the affirmative vote of at least a majority of the outstanding shares of our common stock. If you abstain from voting, the abstention will have the same effect as an against vote. Broker non-votes will have the same effect as votes against this proposal.

The say-on-pay proposal (Proposal 4) represents an advisory vote and the results will not be binding on the Board or the Company. The affirmative vote of a majority of all of the shares cast at the Annual Meeting will constitute the stockholders’ non-binding approval with respect to our executive compensation programs. The Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. For purposes of this advisory vote on the say-on-pay proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of the vote.

The affirmative vote of the majority of all of the votes cast at the Annual Meeting is required for the adoption of the proposal to ratify the appointment of independent auditors (Proposal 5); accordingly, abstentions will not be counted as votes cast and will have no effect on the results of the vote.

All shares entitled to vote and represented by properly executed and unrevoked proxies will be voted at the Annual Meeting in accordance with the instructions given therein. If no instructions are indicated on a properly executed proxy (other than broker non-votes), the shares represented by that proxy will be voted as recommended by the Board.

If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters to the same extent as the person signing the proxy would be entitled to vote. It is not currently anticipated that any other matters will be raised at the Annual Meeting.

Revocability of Proxy

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by filing with the Company’s Corporate Secretary, at or before taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy, in either case later dated than the prior proxy relating to the same shares. A proxy may also be revoked by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not itself revoke a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to A. M. Castle & Co., 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, at or before the taking of the vote at the Annual Meeting.

Householding of Proxy Materials

The U.S. Securities and Exchange Commission (“SEC”) has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker directly or direct your written request to: Corporate Secretary, A. M. Castle & Co., 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523. Stockholders who currently receive multiple copies of their proxy statement at their address and would like to request “householding” of their communications should contact their broker.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board currently has 12 members. All members of the Board are elected annually. Mr. Thomas Donahoe and Mr. Michael Simpson, whom have served as directors since 2005 and 1972, respectively, will retire as directors as of the date of the Annual Meeting. As a result, the size of our Board will decrease to 10 effective upon their retirement. This action does not require a By-laws amendment, as our current By-laws provide for a range of no less than 8 or more than 12 members.

Ten directors will be elected at the Annual Meeting. All directors are elected for a term of one year, until the 2013 annual meeting of stockholders, and until their successors are elected and qualified. If any of the nominees unexpectedly becomes unavailable for election, proxy holders may vote for a substitute nominee designated by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the meeting. All nominees are currently members of our Board.

The following information is given as of the date of this proxy statement for each individual who has been recommended for election by the Board. All of our director nominees bring to our Board a wealth of leadership experience and have demonstrated business acumen and an ability to exercise sound business judgment. They also bring extensive Board experience. In addition, we believe all of our director nominees have a reputation for integrity, honesty and adherence to the highest ethical standards. The biographies of each of the director nominees is set forth below and includes the name of each nominee, the year in which each nominee first became a director of the Company, the nominee’s age, business experience for the past five years, the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and individual experiences, qualifications, attributes or skills that caused the Governance Committee and the Board to determine that the person should serve as a director for the Company.

The Board recommends a vote “FOR” the nominees presented in Proposal 1.

Brian P. Anderson	Director since 2005	Age 61

Chairman of the Board of the Company since April 2010. Former Executive Vice President/CFO of OfficeMax, Incorporated, a distributor of business to business and retail office products, from 2004 to 2005. Prior to assuming this position in 2004, Mr. Anderson was Senior Vice President and Chief Financial Officer of Baxter International, Inc., a medical products and services company, from 1998 to 2004. Mr. Anderson is also a director of W.W. Grainger, Inc. since 1999, Pulte Homes Inc. since 2005 and James Hardie Industries, SE since 2006.

Mr. Anderson served as the chief financial officer of two publicly-traded companies, held finance positions including corporate controller and vice president of audit and was an audit partner at an international public accounting firm. As a result, he has in-depth knowledge of accounting and finance as well as familiarity in risk management and risk assessment and the application of the Committee of Sponsoring Organizations of the Treadway Commission internal controls framework. In addition, while serving as a chief financial officer of one of the two publicly-traded companies, Mr. Anderson also had primary responsibility for the supply chain and logistics of that company. Mr. Anderson presently serves on the compensation committee of one public company, the governance committee of three, and the Audit committee of three.

Reuben S. Donnelley	Director since October 2011	Age 53

Mr. Donnelley is currently a broker at Cassandra Trading Group, L.L.C., a registered broker-dealer and market maker, a position he has held since 2005. He is also a director of Simpson Estates, Inc., a private asset management firm, since 1996.

Mr. Donnelley’s years of experience with capital market transactions and private equity investments provides valuable financial expertise to the Board, including extensive experience with investments in both public and private companies.

Ann M. Drake	Director since 2007	Age 64

Chairman and Chief Executive Officer of DSC Logistics, Inc., a privately owned logistics and supply chain management company, since 1994.

Ms. Drake’s position as Chief Executive Officer of DCS Logistics, Inc. brings to the Board senior executive experience leading growth, combined with strong knowledge of technology, logistics and supply chain management issues.

Michael H. Goldberg	Director since 2006	Age 58

President and Chief Executive Officer of the Company since 2006. Prior to joining the Company he was Executive Vice President of Integris Metals Corp., an aluminum and stainless steel metal service center, from 2001 to 2005. From 1998 to 2001, Mr. Goldberg was Executive Vice President of North American Metals Distribution Group, a division of Rio Algom Ltd.

Mr. Goldberg’s day to day leadership, as Chief Executive Officer of the Company, provides him with a deep understanding of our operations. He also has extensive experience in the metal service center industry and strong skills leading a publicly listed company.

Patrick J. Herbert, III	Director since 1996	Age 62

General Partner of W. B. & Co. and President of Simpson Estates, Inc., a private asset management firm, since 1992.

Mr. Herbert’s years of executive experience with private equity investments and portfolio management provides valuable financial expertise to the Board, including extensive experience with capital market transactions and investments in both public and private companies.

Terrence J. Keating	Director since 2007	Age 62

Chairman of Accuride Corporation, a manufacturer of steel and forged aluminum wheels for vehicles, from 2007 to 2009. Mr. Keating served as Chief Executive Officer of Accuride from 2002 to 2007; and was President from 2002 to 2007. Mr. Keating served as a director of Accuride from 2002 to 2009. He is also a director of Dana Holding Corporation since 2008.

Mr. Keating’s service as Chief Executive Officer of Accuride Corporation provides the Board a perspective of someone with all facets of a worldwide business, including executive experience leading public company operations and strategic planning. He also has experience overseeing financial reporting and through his service on the board of Dana Holding Corporation, has valuable experience in governance and audit issues.

James D. Kelly	Director since 2010	Age 59

Retired Vice President – Enterprise Initiatives for Cummins Inc., a global manufacturer and distributor of engines and related technologies, a position he held from March 2010 to September 2010. Previously, Mr. Kelly served as the President, Engine Business and as a Vice President for Cummins Inc. from 2005 to 2010. Between 1976 and 1988, and following 1989, Mr. Kelly was employed by Cummins in a variety of positions of increasing responsibility including, most recently, the Vice President and General Manager – Mid Range Engine Business between 2001 and 2004, and the Vice President and General Manager – Mid Range and Heavy Duty Engine Business from 2004 through 2005. Mr. Kelly is also a director of Wabash National Corporation since 2006 and Cummins India Limited since 2009.

Mr. Kelly’s service as President, Engine Business and Vice President, Cummins, Inc. brings to the Board senior executive experience leading a worldwide business, including sales and operational expertise. Through his service on the board of Wabash National Corporation and Cummins India Limited he also has valuable experience in governance and executive compensation matters.

Pamela Forbes Lieberman	Director since 2007	Age 58

Interim Chief Operating Officer of Entertainment Resource, Inc., a video distributor, from March 2006 to August 2006. Ms. Forbes Lieberman was Director, President, and Chief Executive Officer of TruServ Corporation (now known as True Value Company), a member owned wholesaler of hardware and related merchandise, and provider of marketing, merchandising and other value added services, from 2001 to 2004. Ms. Forbes Lieberman is also a director of Standard Motor Products, Inc. since 2007, and VWR Funding, Inc. since 2009.

Ms. Forbes Lieberman’s service as Chief Executive Officer of TruServ Corporation brings to the Board senior executive experience leading a public reporting wholesale/distribution business, with expertise in turnaround management, communications, culture change, and distribution and supply chain strategies. Ms. Forbes Lieberman also possesses valuable financial expertise, including extensive experience as chief financial officer of various distribution and manufacturing businesses, both public reporting and private, where she was directly responsible for financial and accounting issues, acquisition and divestitures and information systems. She also possesses public accounting expertise as a former senior manager at Price Waterhouse LLP. Through her service on the boards described above, she has valuable experience in governance, executive compensation, and finance, including private equity, and audit issues.

Gary A. Masse	Director since January 2012	Age 50

Chief Executive Officer of Precision Holding, LLC, a leading global manufacturing and engineering services company, since 2010. Mr. Masse previously served as Group President – Cooper Tools & Hardware, a business unit of Cooper Industries Plc, a diversified manufacturer of electrical products, tools and hardware, from 2006 to 2010. Mr. Masse joined Cooper after nine years with Danaher Corporation, a global designer, manufacturer and marketer of a wide variety of industrial products, where he most recently served as Vice President and Group Executive of its Gilbarco/Veeder-Root business, a leading provider of equipment and integrated technology solutions to the retail petroleum and commercial fueling industry, from 2003 to 2005.

Mr. Masse’s service as Chief Executive Officer of Precision Holding, LLC and his other executive and management experience well qualifies him to serve on our Board of Directors. His expertise in leading complex global organizations, as well as strong background and experience in engineering, manufacturing (domestic and international) and business development contributes greatly to the Board’s composition.

John McCartney	Director since 1998	Age 59

Chairman of the Board of the Company from 2007 to April 2010. Chairman of the Board of Westcon Group, Inc., a network equipment distribution company, from 2001 to 2009 and again in March 2011 to present. Mr. McCartney was Vice Chairman of Datatec, Limited, a technology holding company, from 1998 to 2004. Mr. McCartney is also a director of Huron Consulting Group Inc. since 2004 and Chairman since May 2010, Federal Signal Corporation from 2005 to April 2010, Datatec Limited since 2008, and Covance Inc. since 2009.

Mr. McCartney’s years of service in executive leadership at both public and private companies provides the Board a perspective of someone with all facets of multinational operations, including extensive industrial and manufacturing experience in the steel products and technologies sectors. Mr. McCartney also possesses valuable financial expertise, including a background in public accounting and experience as a chief financial officer of a public company where he was directly responsible for financial accounting and reporting issues. Through his service on the boards of other public companies, he also has valuable experience in executive compensation, governance, and audit issues.

PROPOSAL 2:

APPROVAL OF CERTAIN ISSUANCES OF SHARES OF COMMON STOCK UPON

CONVERSION OF OUR 7.0% CONVERTIBLE SENIOR NOTES DUE 2017

In December 2011, we issued an aggregate of $57.5 million principal amount of 7.0% Convertible Senior Notes due 2017 (the “Notes”). The Notes pay interest semi-annually at a rate of 7.0% per annum and are convertible, under certain circumstances, into cash, shares of our common stock, or a combination of cash and shares of our common stock, at our election, at an initial conversion rate of 97.2384 shares of common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $10.28 per share of common stock, subject to adjustment in certain circumstances.

Since our common stock is listed on the New York Stock Exchange (the “NYSE”), we are subject to the NYSE’s rules and regulations. Section 312.03(c) of the NYSE Listed Company Manual requires stockholder approval in certain circumstances prior to the issuance of common stock or securities convertible into or exercisable for common stock, in any transaction or series of related transactions if (1) the common stock has, or will have upon issuance, voting power equal to 20% or more of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will upon issuance, equal 20% or more of the number of shares of common stock outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock. Based on the number of shares of our common stock outstanding at the time we issued the Notes, we would only be permitted to issue up to 4,606,494 shares of common stock (the “Maximum Amount”) upon conversion of the Notes, without first obtaining stockholder approval.

Since the maximum number of shares of our common stock that are potentially issuable upon the conversion of the Notes could, in certain circumstances, result in the issuance of an aggregate of 6,708,260 shares of common stock, which exceeds the Maximum Amount, we agreed in the indenture governing the Notes that, unless we obtained stockholder approval of the issuance of shares of our common stock in excess of the Maximum Amount, we would not deliver shares, or a combination of cash and shares, for conversion of any Note if such election would result in the issuance of more than 4,606,494 shares of our common stock (in the aggregate for the Notes taking into account all prior or concurrent Note conversions), which is equal to 19.99% of our common stock outstanding immediately before the issuance of the Notes.

If the stockholders approve the issuance of our common stock upon conversion of the Notes in excess of the Maximum Amount, such conversion will result in additional dilution of the voting power of our existing stockholders. If stockholders do not approve of this proposal, the Notes will remain outstanding in accordance with their terms and the terms of the indenture pursuant to which they were issued, in which case we would not be permitted to use shares of common stock instead of cash to settle amounts in excess of the Maximum Amount.

In order to enable the Company to avoid being forced to make any cash payments upon conversion and to instead have the flexibility to satisfy its conversion obligation fully in shares, we are asking you to consider and vote upon this proposal to approve the issuance of our common stock upon conversion of the Notes in excess of the Maximum Amount. While the Company does not currently know whether it will settle its conversion obligation fully in shares of common stock (or in a combination of cash and shares), if this Proposal 2 is approved, the Company would have the ability to determine at the time of the conversion the appropriate form of payment to be made, instead of being required to settle amounts in excess of the Maximum Amount in cash, which could, depending on timing and circumstances, have a material adverse impact on the Company’s cash flow and liquidity.

Our ability to issue shares of common stock upon conversion of the Notes is also limited by the number of authorized but unissued shares of common stock under our Charter at the time of the conversion. Pursuant to Proposal 3 below, we are seeking to amend our Charter to increase the number of authorized shares of common stock, which, if approved by stockholders, would provide additional shares for the potential issuance of shares of common stock upon conversion of the Notes. Approval of both proposals would give us the option, in our discretion, to settle the conversion of the Notes in full through the delivery of shares of our common stock.

The Board recommends a vote FOR the approval of the issuance of our common stock upon conversion of our 7.0% Convertible Senior Notes due 2017 in excess of the NYSE limits for share issuances without stockholder approval.

Description of the Notes

The Notes will mature on December 15, 2017. The Company will pay interest on the Notes at a rate of 7.0% in cash semi-annually, in arrears, on June 15 and on December 15 of each year, beginning on June 15, 2012. The Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by certain of our domestic subsidiaries.

Holders may convert their Notes at their option on any day prior to the close of business on the scheduled trading day immediately preceding June 15, 2017 only under the following circumstances: (1) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the applicable conversion rate on each such day; (2) during any calendar quarter (and only during such calendar quarter) after the calendar quarter ending December 31, 2011, if the last reported sale price of the Company’s common stock for 20 or more trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is equal to or greater than 130% of the applicable conversion price in effect for each applicable trading day; (3) upon the occurrence of specified corporate events, including certain dividends and distributions; or (4) if the Company call the Notes for redemption on or after December 20, 2015. The Notes will be convertible, regardless of the foregoing circumstances, at any time from, and including, June 15, 2017 through the second scheduled trading day immediately preceding the maturity date.

The initial conversion rate for the Notes is 97.2384 shares of common stock per $1,000 principal amount of Notes, equivalent to an initial conversion price of approximately $10.28 per share of common stock. The conversion rate will be subject to adjustment, but will not be adjusted for accrued and unpaid interest, if any. In addition, if an event constituting a fundamental change occurs, the Company will in some cases increase the conversion rate for a holder that elects to convert its Notes in connection with such fundamental change. Upon conversion, the Company will pay and/or deliver, as the case may be, cash, shares of common stock or a combination of cash and shares of common stock, at the Company’s election, together with cash in lieu of fractional shares.

Upon a fundamental change, subject to certain exceptions, holders may require the Company to repurchase some or all of their Notes for cash at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus any accrued and unpaid interest.

The Company may not redeem the Notes prior to December 20, 2015. On or after December 20, 2015, the Company may redeem all or part of the Notes (except for the Notes that the Company is required to repurchase as described above) if the last reported sale price of the Company’s common stock exceeds 135% of the applicable conversion price for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date of the redemption notice. The redemption price will equal the sum of 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, plus a “make-whole premium”

payment. The Company must make the make-whole premium payments on all Notes called for redemption including Notes converted after the date we delivered the notice of redemption. The Company will pay the redemption price in cash except for any non-cash portion of the make-whole premium.

The Terms of the Notes are complex. The foregoing summary of terms is general in nature and is qualified by reference to the full text of the agreements attached as exhibits to our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on December 21, 2011 (the “8-K”). Stockholders desiring a more complete understanding of the terms of the indenture governing the Notes, are urged to read the 8-K and the exhibits thereto.

The Board recommends a vote “FOR” Proposal 2.

PROPOSAL 3:

AMENDMENT TO CHARTER TO INCREASE THE NUMBER OF AUTHORIZED

SHARES OF OUR COMMON STOCK

The Board approved, subject to stockholder approval, an amendment to the Company’s Charter to increase the number of shares of our common stock authorized for issuance from 30,000,000 shares to 60,000,000 shares, which would increase the total number of shares of the Company’s capital stock from 39,988,000 to 69,988,000. To accomplish the increase in authorized shares of common stock, the Board proposes that the first paragraph of Article Fifth of the Company’s Charter be amended and restated to read in its entirety as follows (the “Amendment”):

“FIFTH: The total number of shares of stock which the corporation shall have authority to issue is 69,988,000, consisting of 60,000,000 shares of common stock, $.01 par value per share (“Common Stock”), and 9,988,000 shares of series preferred stock, $.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized Shares of all classes of stock having par value is $699,880.”

The proposed form of Articles of Amendment is set forth in Appendix A to this proxy statement and this discussion is qualified in its entirety by reference to Appendix A. If this proposal is approved, the proposed Amendment will become effective upon the filing of the Articles of Amendment with, and the acceptance for record of the Articles of Amendment by, the State Department of Assessments and Taxation of Maryland, which filing will take place as soon as reasonably practicable following the Annual Meeting.

The Company’s Charter currently authorizes the issuance of 39,988,000 shares of capital stock, 30,000,000 shares of which are designated common stock, par value $.01 per share, and 9,988,000 shares of which are designated as series preferred stock, par value $.01 per share. Of the 30,000,000 shares of common stock currently authorized for issuance under our Charter, as of December 31, 2011, we have only 429,755 shares of our common stock available for issuance for general corporate purposes.(1) We believe increasing the shares of our authorized common stock strengthens the Company’s flexibility to respond to future business and financial needs, is consistent with prudent financial management and is aligned with best practices. The proposed Amendment will not affect the authorization of the series preferred stock.

The Company has no present plans, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of common stock that would be authorized by adoption of the Amendment, other than in connection with grants under our present and future equity compensation plans and/or the potential issuance of shares of common stock upon conversion of the Notes as described in “Proposal 2” above. However, we believe that the availability of additional authorized but unissued shares of common stock will enable us to promptly and appropriately respond to future business opportunities. These opportunities may include, but are not limited to, capital raising transactions, financing and acquisition transactions, strategic investments, stock dividends, stock splits and other general corporate purposes that have not yet been identified.

Furthermore, we carefully considered the internal guidelines of our stockholders and those of the major proxy advisor firms when determining the amount of this increase in our authorized common stock. A review of our 2011 relative total shareholder return peer group (“RTSR Peer Group”) shows that, on average, that peer group had 259% shares (with the highest percentage being 545% and the lowest being 134%) authorized as a percentage of shares outstanding, versus our current percentage of 130%.

For the foregoing reasons, we seek stockholder approval to increase our authorized common stock from 30,000,000 to 60,000,000 and make the corresponding change in the aggregate number of shares of all classes of stock which we have authority to issue to 69,988,000.

If the amendment is not approved, the total number of shares deliverable upon conversions of the Notes will be limited. Stockholder approval of this proposal is, therefore, required to enable us to satisfy conversions of the Notes fully in shares of our common stock, rather than making any cash settlement.

If our stockholders approve the Amendment, our Board may cause the issuance of additional shares of common stock without further vote of our stockholders, except as may be required in particular cases by our organizational documents, applicable laws or regulations, or the rules of the NYSE. The additional shares of common stock authorized in the Amendment will have the same rights and privileges as the shares of common stock presently issued and outstanding and will not be entitled to preemptive rights nor will existing stockholders have any preemptive rights to acquire any of those shares when issued. In addition, if our Board causes the Company to issue additional shares of common stock or securities convertible into or exercisable for common stock, such issuance could have a dilutive effect on the equity, earnings and voting interests of existing stockholders. The increase in the number of authorized shares of common stock also could discourage or hinder efforts by other parties to obtain control of the Company, thereby having an anti-takeover effect, although this is not the intent of our Board in proposing the Amendment. The Amendment is not being proposed in response to any known threat to acquire control of the Company.

(1)

The following table indicates, as of December 31, 2011, those shares of our common stock already used or reserved for issuance and the amount remaining available for issuance for general corporate purposes:

	September 30,		September 30,
Total Common Stock Authorized			30,000,000
Less:
Shares Outstanding	23,009,665
Shares associated with outstanding options, restricted stock units and equivalents under the Company’s Equity Plans	1,954,086
7.00% Convertible Notes due 2017	4,606,494	*
Total Reserved			29,570,245

Total Common Stock Available			429,755

*

Represents the aggregate number of shares of our common stock which the Company may issue upon conversion of the Notes, without shareholder approval pursuant to NYSE Rules (“Share Cap”). If shareholder approval for Proposal 2 is obtained for the issuance of shares of our common stock in excess of the Share Cap, the amount reserved for issuance to satisfy conversions of the Notes fully in shares of our common stock would be 6,708,260.

The Board recommends a vote “FOR” Proposal 3.

PROPOSAL 4:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As discussed in our Compensation Discussion and Analysis starting on page 20, we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Pay for performance is an essential element of the Company’s executive compensation philosophy. The Company’s executive compensation programs are designed so that a significant portion of an executive’s compensation is dependent upon the performance of the Company. Measures of financial performance for short term and long term incentive programs, and the use of equity, are intended to align compensation with the creation of shareholder value. We believe that the Company’s executive compensation programs have been effective at appropriately incentivizing long term shareholder value creation and in enabling the Company to attract and retain very talented executives within our industry.

We are asking our stockholders to indicate their support for our named executive officers compensation as described in this Proxy Statement. This Proposal 4, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to express your views on our fiscal year 2011 executive compensation policies and procedures for named executive officers. The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

Although this is an advisory vote which will not be binding on the Company, our Board of Directors or the Human Resources Committee, we will carefully review the results of the vote. The Human Resources Committee will consider our stockholders’ concerns and take them into account when designing future executive compensation programs.

The Board recommends a vote “FOR” Proposal 4.

PROPOSAL 5:

RATIFICATION OF APPOINTMENT OF AUDITOR

Deloitte & Touche LLP (“Deloitte”), which has been the Company’s auditors since 2002, has been appointed by the Audit Committee as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 (“Fiscal 2012”). This appointment is being presented to the stockholders for ratification. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. If the appointment of Deloitte as auditors for Fiscal 2012 is not approved by the stockholders, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during Fiscal 2012 if it determines that such a change would be in the best interests of the Company and our stockholders.

A representative from Deloitte will be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so. The representative will also be available to respond to appropriate questions.

The Board recommends a vote “FOR” Proposal 5.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed or expected to be billed by Deloitte for professional services incurred for the years ended December 31, 2011 and 2010, on our behalf:

	September 30,	September 30,
Fee Category	2011	2010
Audit Fees	$1,415,200	$1,060,500
Audit-Related Fees	197,100	—
Tax Fees	210,000	242,000

Total Fees	$1,822,300	$1,302,500

A description of the type of services provided in each category is as follows:

Audit Fees. Consists of fees billed for professional services rendered for the audits of the Company’s annual financial statements and internal controls over financial reporting, review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, comfort letter procedures for debt offerings and other services normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Consists of fees billed for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

Tax Fees. Consists of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance with the preparation of various tax returns.

Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services to be provided by the Company’s independent auditor. Also, specific pre-approval by the Audit Committee is required for any proposed services exceeding pre-approved cost levels. The Audit Committee may delegate pre-approval authority for audit and non-audit services to one or more of its members, and such authority has been delegated to the Chairman of the Audit Committee. The decisions of any member to whom such authority is delegated are reported to the full Audit Committee at its next scheduled meeting. The Audit Committee periodically reviews reports summarizing all services provided by the independent auditor. In 2011, the Audit Committee pre-approved all audit and non-audit services provided to the Company in accordance with the Audit Committee pre-approval policy.

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities. The Board has determined that each of the members of the Audit Committee is “independent”, as that term is defined in the independence requirements for audit committee members contained in the applicable rules of the SEC and the listing standards of the NYSE. The Audit Committee acts under a written charter that is reviewed by the Audit Committee at least annually. The charter was last amended in December 2010.

Management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles, internal controls over financial reporting and disclosure controls. Deloitte, an independent registered public accounting firm and the Company’s independent auditor, was responsible for performing an independent audit of the Company’s most recent consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) the fairness of the presentation of the Company’s consolidated financial statements for the year ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America, in all material respects and (ii) the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, based on the framework of The Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee’s responsibility is to monitor and oversee these processes.

In performing these responsibilities, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements and the effectiveness of internal control over financial reporting with management and Deloitte. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with Deloitte matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU, Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Deloitte also provided to the Audit Committee the letter and written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the matter of the firm’s independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC.

Audit Committee

Thomas A. Donahoe, Chairman

Terrence J. Keating

Pamela Forbes Lieberman

Gary A. Masse

John McCartney

CERTAIN GOVERNANCE MATTERS

Board Meetings

During 2011, the Board held seven meetings. The Board’s non-management directors also met in regularly scheduled executive sessions to evaluate the performance of the Chief Executive Officer and to discuss other corporate matters. Mr. Anderson, the Chairman of the Board, presides as the chair at meetings or executive sessions of non-management directors. Also, there were six meetings of the Audit Committee, five meetings of the Governance Committee and five meetings of the Human Resources Committee during 2011. All of the directors attended 75% or more of all the meetings of the Board and the committees on which he or she served.

Board Leadership

The Board currently separates the roles of the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chairman of the Board, Brian P. Anderson, is an independent director and became Chairman in 2010. He is a member of the Governance Committee and also regularly attends meetings of the other standing committees of the Board. The duties of the Chairman of the Board include providing strategic leadership and guidance; establishing the agendas for meetings of the Board and independent directors with advice from senior management; advising and consulting with the Chief Executive Officer regarding strategies, risks, opportunities and other matters; and presiding over meetings of the full Board and executive sessions of independent directors.

The Chief Executive Officer, Michael H. Goldberg, was elected to the position of President and Chief Executive Officer in 2006, after previous service as Executive Vice President of Integris Metals Corp. He is the principal management officer of the Company, with responsibility for supervision of its executive and senior management and the day to day operations and performance of the Company.

While the Board believes this leadership model provides appropriate oversight and an effective governance structure, it recognizes that depending on the circumstances, other leadership models, such as combined Chief Executive Officer and Chairman of the Board, might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

Oversight of Risk Management

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. For example, the Human Resources Committee reviews risks related to the Company’s overall compensation programs and effectiveness at both linking executive pay to performance and aligning the interests of our executives and our shareholders. The Audit Committee reviews risks related to financial reporting and considers various allegations and disciplinary actions regarding material violations of the Company’s Code of Ethics brought to its attention on a periodic basis. Additionally, the outcome of the Company’s Enterprise Risk Assessment, which identifies and evaluates potential material risks that could affect the Company and identifies appropriate mitigation measures, is reviewed with the Audit Committee annually. The full Board retains responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through periodic reports directly from senior management responsible for oversight of particular risks within the Company. In addition, key risks to the Company’s business strategy are considered by the Board as part of the Company’s annual strategy review.

Committees

The Board has three standing committees: the Audit Committee, the Governance Committee, and the Human Resources Committee. Each committee has a written charter adopted by the Board of Directors, copies of which are posted under the “Corporate Governance” section of the Company’s website at www.amcastle.com/investors/investors_governance.aspx. Each committee reviews the appropriateness of its charter and performs a self-evaluation at least annually. Mr. Goldberg is the only director who is an employee of the Company, and he does not serve on any Board committee. He does not participate in the portion of any Board or committee meeting during which his compensation is evaluated.

The following table summarizes the current membership of each of our three Board committees:

	September 30,	September 30,	September 30,
Board Committees
Director	Audit	Human Resources	Governance
Brian P. Anderson			X
Thomas A. Donahoe	Chair		X
Reuben S. Donnelley		X
Ann M. Drake		X
Patrick J. Herbert, III		X
Terrence J. Keating	X
James D. Kelly		Chair	X
Pamela Forbes Lieberman	X
Gary A. Masse	X
John McCartney	X
Michael Simpson			Chair

The Audit Committee is charged with the engagement of the Company’s independent auditors, and reviewing the results of internal audits and the audit report of the independent auditors. The Audit Committee meets on a regular basis with management and the independent auditors to review and discuss financial matters. Further, the Audit Committee is empowered to make independent investigations and inquiries into financial reporting, financial controls, or other financial matters of the Company as it deems necessary. The Audit Committee’s report to stockholders is provided below under “Report of the Audit Committee”.

The Governance Committee is charged with assisting the Board by reviewing the size, composition, and organizational structure of the Board, identifying potential director candidates and developing and evaluating governance policies.

The Human Resources Committee is charged with approving the compensation of the Company’s executive officers, reviewing succession plans for key employee positions, reviewing reports to stockholders on executive compensation and reviewing and recommending the Chief Executive Officer’s compensation for approval by the Board. The Human Resources Committee also approves incentive and equity-based compensation plans and reviews the Company’s retirement plans with regard to objectives, competitiveness, and investment policies. The Human Resources Committee reviews and recommends changes to the Board regarding director compensation. The Human Resources Committee’s report to stockholders is provided below under “Report of the Human Resources Committee”.

Compensation Committee Interlocks and Insider Participation

During 2011, the Human Resources Committee consisted of Reuben S. Donnelley, Ann M. Drake, Patrick J. Herbert, III and James D. Kelly. All members of the Human Resources Committee are independent directors, and no member was an employee or former employee of the Company. During 2011, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Human Resources Committee.

Code of Ethics

The Board has adopted a Code of Ethics that applies to all officers and directors. A copy of the Code of Ethics can be found on the “Corporate Governance” section of the Company’s website at www.amcastle.com/ investors/investors_governance.aspx. Every director and officer is required to read and follow the Code. Any waiver of the Code for executive officers or directors of the Company requires the approval of the Governance Committee and must be promptly disclosed to the Company’s stockholders. We intend to disclose on the “Corporate Governance” section of the Company’s website (www.amcastle.com/investors/investors_governance.aspx) any amendments to, or waivers from, the Code that is required to be publicly disclosed under the rules of the SEC.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines which establish the practices the Board follows with respect to Board function and operations, Board organization and composition and Board conduct. A copy of the Corporate Governance Guidelines can be found on the “Corporate Governance” section of the Company’s website at: www.amcastle.com/investors/investors_governance.aspx.

Director Candidates

Any stockholder who wishes to recommend individuals for nomination to the Board may do so in accordance with our Bylaws that require advance notice to the Company and certain other information. If you are interested in recommending a director candidate, you should request a copy of the Bylaw provisions by writing to our Corporate Secretary at 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523.

The Governance Committee identifies nominees for directors from various sources, including suggestions from Board members and management, and in the past has used third party consultants to assist in identifying and evaluating potential nominees. The Governance Committee will consider persons recommended by the stockholders in the same manner as a committee-recommended nominee.

The current membership of the Board represents a diverse mix of directors in terms of gender, race, background and expertise. In considering whether to recommend persons to be nominated for directors, including candidates recommended by shareholders, the Governance Committee will apply the criteria set forth in the Company’s Corporate Governance Guidelines. These criteria include the candidate’s experience, integrity, absence of conflict or potential conflict of interest, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties. While our Corporate Governance Guidelines do not prescribe specific diversity standards, it does provide that the Board will seek a diversified membership for the Board as a whole, in terms of both the personal characteristics of individuals involved and their various experiences and areas of expertise. When identifying and evaluating candidates, the Governance Committee, as a matter of practice, also considers whether there are any evolving needs of the Board that require experience in a particular field and may consider additional factors it deems appropriate. The Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Governance Committee also conducts regular reviews of current directors whose terms are nearing expiration, but who may be proposed for re-election, in light of the considerations described above and their past contributions to the Board.

Director Independence; Financial Experts

The Board has affirmatively determined that each of Messrs. Anderson, Donnelley, Herbert, Keating, Kelly, Masse, McCartney and Ms. Drake and Ms. Forbes Lieberman (i) is “independent” within the definitions contained in the current NYSE listing standards and the standards set by the Board in the Company’s Corporate Governance Guidelines and (ii) has no other “material relationship” with the Company that could interfere with his or her ability to exercise independent judgment. In addition, the Board has determined that each member of the Audit Committee is “independent” within the definition contained in current SEC rules. Furthermore, the Board has determined that all members of our Audit Committee meet the financial literacy requirements of the NYSE and qualify as “audit committee financial experts” as defined by the SEC.

Director Attendance at Annual Meeting

We typically schedule our April board meeting in conjunction with the annual meeting of stockholders and expect that our directors will attend, absent a valid reason. All of our directors attended our 2011 annual meeting of stockholders.

Communication with Directors

Stockholders and others who are interested in communicating directly with our Chairman, any individual director or our Board or non-management directors as a group may do so by writing to the directors at the following address:

A. M. Castle & Co.

Board Communication

1420 Kensington Road, Suite 220

Oak Brook, Illinois 60523

Attn: Corporate Secretary

All written communications are received and processed by the Company prior to being forwarded to the Chairman of the Board or other appropriate members of the Board. Directors generally will not be forwarded communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.

In addition, the Audit Committee has established both a telephonic voice call in and electronic communication method on an independent website (www.mysafeworkplace.com) entitled “MySafeWorkplace” which also can be accessed from the Company’s website. The system provides for electronic communication, either anonymously or identified, for employees, vendors and other interested parties to communicate concerns, including concerns with respect to our accounting, internal controls or financial reporting, to the Audit Committee. Concerns may be reported via telephone at 1-800-461-9330 or via the link to MySafeWorkplace which can be found on the “Corporate Governance” section of the Company’s website at www.amcastle.com/investors/investors_governance. aspx.

STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT

AND PRINCIPAL STOCKHOLDERS

Stock Ownership of Directors and Management

The following table sets forth the number of shares and percentage of the Company’s common stock that was owned beneficially as of March 1, 2012, by each of the Company’s directors, each named executive officer set forth in the Summary Compensation Table and by all directors and executive officers as a group, with each person having sole voting and dispositive power except as indicated:

	September 30,		September 30,
Beneficial Owner	Shares of Common Stock Beneficially Owned (2)		Percentage of Common Stock
Brian P. Anderson	25,819		*
Thomas A. Donahoe	26,988		*
Reuben S. Donnelley	30,631	(3)	*
Ann M. Drake	16,546		*
Michael H. Goldberg	116,297		*
Patrick J. Herbert, III	5,356,264	(4)	23.3%
Stephen V. Hooks	138,580		*
Terrence J. Keating	20,473		*
James D. Kelly	4,694		*
Pamela Forbes Lieberman	16,546		*
Gary A. Masse	0	(1)	*
John McCartney	62,819		*
Robert J. Perna	10,829		*
Michael Simpson	602,994	(5)	2.6%
Scott F. Stephens	16,119		*
G. Nicholas Jones	8,814		*
Blain A. Tiffany	23,399		*
All directors and executive officers as a group (23 persons)	6,514,436		28.2%

*	Percentage of shares owned equals less than 1%.

(1)	Mr. Masse joined the Board in January 2012.

(2)

Includes (i) shares issuable upon exercise of stock options that are exercisable on March 1, 2012 or that become exercisable within 60 days after that date and (ii) phantom stock units under the Directors’ Deferred Fee Plan, which are vested but have not yet settled, as follows: Mr. Anderson – 7,500 stock options; Mr. Donahoe – 7,500 stock options; Mr. Goldberg – 20,000 stock options; Mr. Herbert – 20,000 stock options and 23,836 phantom stock units; Mr. Keating – 2,373 phantom stock units; Mr. Hooks – 62,300 stock options; Mr. Simpson – 26,000 stock options; and all directors and executive officers as a group – 143,300 stock options and 26,209 phantom stock units.

The number of shares owned by each executive officer (and all executive officers as a group) includes the number of shares of Company common stock owned indirectly as of December 31, 2011, by such executive officer in our employee benefit plans, as reported to us by the plan trustee. This column also includes shares of restricted stock that were granted under the Company’s 2008 Omnibus Incentive Plan, which have not yet vested.

(3)	Includes 5,625 shares which Mr. Donnelley owns beneficially in a trust, and his proportionate interest of 10,267 shares held by another trust in which he is one of three beneficiaries.

(4)

Includes 138,325 shares with respect to which Mr. Herbert has sole voting power and 5,217,939 shares with respect to which Mr. Herbert shares voting power. Mr. Herbert has sole dispositive power with respect to 3,340,808 shares and shares dispositive power with respect to 926,330 shares. Mr. Herbert disclaims any beneficial interest with respect to 5,281,117 shares.

(5)	Includes 453,632 shares which Mr. Simpson owns beneficially in four trusts, and his proportionate interest of 20,992 shares held by another trust in which he is one of five beneficiaries.

Principal Stockholders

The only persons who held of record or, to our knowledge, owned beneficially more than 5% of the outstanding shares of our common stock as of March 1, 2012 are set forth below, with each person having sole voting and dispositive power except as indicated.

	September 30,	September 30,
Name and address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock
Patrick J. Herbert, III (1) 30 North LaSalle Street, Suite 1232 Chicago, Illinois 60602-2504	5,356,264	23.3%
W. B. & CO., an Illinois partnership (2) Simpson Estates, Inc. 30 North LaSalle Street, Suite 1232 Chicago, Illinois 60602-2504	4,347,077	18.9%
Royce & Associates, LLC (3) 745 Fifth Avenue New York City, New York 10151	2,605,640	11.3%
Dimensional Fund Advisors LP (4) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,759,478	7.6%
BlackRock Inc. (5) 40 East 52nd Street New York, New York 10022	1,351,805	5.9%
Jennison Associates LLC (6) 466 Lexington Avenue New York, NY 10017	1,216,652	5.3%
Prudential Financial, Inc. (7) 751 Broad Street Newark, NJ 07102	1,272,079	5.5%

(1)

As reported to the Company as of March 1, 2012. Includes 138,325 shares with respect to which Mr. Herbert has sole voting power and 5,217,939 shares with respect to which Mr. Herbert shares voting power. Mr. Herbert has sole dispositive power with respect to 3,340,808 shares and shares dispositive power with respect to 926,330 shares. Mr. Herbert expressly disclaimed beneficial ownership with respect to 5,281,117 shares. These shares include the shares owned by W.B. & Co. and Simpson Estates, Inc. as noted in (2) below.

(2)

As reported to the Company as of March 1, 2012. The general partners of W.B. & Co. are Patrick J. Herbert, III and Simpson Estates, Inc., which share voting power with respect to these shares. Mr. Herbert has sole dispositive power with respect to 3,340,808 of these shares and shares dispositive power with respect to 926,330 shares.

(3)

As reported in a Schedule 13G, as amended by Amendment No. 5, filed January 9, 2012, with the SEC by Royce & Associates, LLC (“Royce”). Royce reported that, as an investment advisor, it beneficially owned 2,605,640 shares of the common stock of the Company, over which it has sole voting and sole dispositive power with respect to 2,605,640 shares and no shared voting or shared dispositive power. The Schedule stated that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Company’s common stock and that the interest in one investment company in the Company’s common stock, Royce Low Priced Stock Fund, an investment company managed by Royce, amounted to 1,799,667 shares of the Company’s common stock, or 7.8% of the total outstanding common shares.

(4)

As reported in a Schedule 13G, as amended by Amendment No. 3, filed February 14, 2012, with the SEC by Dimensional Fund Advisors LP (“Dimensional Funds”). Dimensional Funds reported that, as an investment adviser, it beneficially owned 1,759,478 shares of the common stock of the Company, over which it has sole voting power with respect to 1,709,679 shares and sole dispositive power with respect to 1,759,478 shares and no shared voting or shared dispositive power. Dimensional Fund serves as investment adviser to four investment companies and as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). In certain cases, subsidiaries of Dimensional Fund may act as an advisor or subadvisor to certain funds. The Funds own these shares, and in its role as investment advisor, subadvisor and/or manager, Dimensional Fund has the sole power to vote and direct investments with regard to all such shares. Dimensional Fund expressly disclaimed beneficial ownership of all shares reported beneficially owned.

(5)

As reported in a Schedule 13G, as amended by Amendment No. 2, filed February 13, 2012, with the SEC by BlackRock Inc. (“Black Rock”). Black Rock reported that, as a parent holding company or control person, it beneficially owned 1,351,805 shares of the common stock of the Company, over which it has sole voting and sole dispositive power with respect to 1,351,805 shares and no shared voting or shared dispositive power. The Schedule stated that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Company’s common stock but that no one person’s interest in the Company’s common stock is more than five percent of the total outstanding common shares. Exhibit A to the Schedule lists those subsidiaries of BlackRock that hold shares of the Company’s common stock.

(6)

As reported in a Schedule 13G, filed February 13, 2012, with the SEC by Jennison Associates LLC (“Jennison”). Jennison reported that, as an investment advisor, it beneficially owned 1,216,652 shares of the common stock of the Company, over which it has sole voting power with respect to 1,216,652 shares and shared dispositive power with respect to 1,216,652 shares. Jennison also reported that: (i) as a consequence of investment advice that it renders to other persons, it may be deemed to be the beneficial owner of shares held by such persons; and (ii) Prudential Financial, Inc. indirectly holds 100% of the equity interest in Jennison and may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the Company’s common stock.

(7)

As reported in a Schedule 13G, filed February 13, 2012, with the SEC by Prudential Financial, Inc. (“Prudential”). Prudential reported that, as a parent holding company, it beneficially owned 1,272,079 shares of the common stock of the Company, which includes the shares owned by Jennison as noted in (6) above. This Schedule stated that Prudential had sole voting and sole dispositive power with respect to 222,122 shares and shared voting and shared dispositive power with respect to 1,049,957 shares. This Schedule also stated that Prudential was reporting, for administrative convenience, the combined holdings which were held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Prudential reported in its Schedule that Prudential is the direct or indirect parent of Jennison.

RELATED PARTY TRANSACTIONS

The Company’s practice has been to refer any proposed related person transaction to the Governance Committee for consideration and approval. Our Code of Ethics requires that the Company’s officers and directors avoid conflicts of interest, as well as the appearance of conflict of interests, and disclose to the Board any material transaction or relationship that could reasonably be expected to give rise to such a conflict of interest between private interests and the interests of the Company. The Board, specifically the Governance Committee, has the responsibility and discretion to review any proposed deviation or waiver from the Code of Ethics. Any waiver of this Code that is granted to a director or an executive officer is to be disclosed on the “Corporate Governance” section of our website at www.amcastle.com/investors/investors_governance.aspx.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and beneficial owners of more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in ownership of the Company’s common stock with the SEC and to furnish the Company with a copy of those reports. Based solely upon our review of the forms received by the Company or on written representation that such reports were timely filed, we believe that all such Section 16(a) filing requirements for 2011 were complied with in a timely fashion.

NON-EMPLOYEE DIRECTOR COMPENSATION

Directors who are not employees of the Company receive an annual retainer of $60,000. The Chairman of the Board receives an additional annual retainer of $40,000. The chairperson of the Human Resources Committee receives an additional annual retainer of $7,500. The Governance Committee chairperson receives an additional annual retainer of $5,000. The chairperson of the Audit Committee receives an additional annual retainer of $10,000. In addition, each year, directors receive restricted stock in an amount equal to $70,000, based upon the closing stock price on the date of grant which is the date of the annual meeting of stockholders, rounded to the nearest whole share. The restricted stock vests upon the expiration of one year from the date of the grant. The director restricted stock awards are subject to the terms of the Company’s 2008 Omnibus Incentive Plan, which was approved by the Company’s shareholders. Directors are also reimbursed for travel and accommodation expenses incurred to attend meetings and to participate in other corporate functions. In addition, the Company maintains a personal excess liability coverage policy for each of our directors. This policy coordinates coverage with a director’s personal homeowner’s and automobile policies.

Under the Company’s Directors Deferred Fee Plan (the “Directors Plan”), a director may elect prior to the end of a calendar year to defer receipt of up to 100% of his or her board compensation for the following year, including retainers. A deferred compensation account is maintained for each director who elects to defer board compensation. A director who defers board compensation may select either an interest or a stock equivalent investment option for amounts in the director’s deferred compensation account. Fees held in the interest account are credited with interest at the rate of 6% per year compounded annually. Fees deferred in the stock equivalent accounts are divided by the closing price of the Company’s common stock on the day as of which such fees would otherwise have been paid to the director to yield a number of stock equivalent units. The stock equivalent account is credited on the dividend payment date with stock equivalent units equal to the product of the declared dividend per share multiplied by the number of stock equivalent units in the director’s account on the record date of the dividend. Disbursement of the interest account and the stock equivalent unit account can be made only upon a director’s resignation, retirement or death or otherwise as a lump sum or in installments on one or more distribution dates at the director’s election made at the time of the election to defer compensation. If payment from the stock equivalent unit account is made in shares of the Company’s common stock, it will be made on the later of the date of the request or the date of the termination event.

Director Compensation — Fiscal Year 2011

The following table summarizes the compensation paid or earned by the Company to non-employee directors for 2011. Employees of the Company who serve as directors receive no additional compensation for service as a director.

	September 30,	September 30,	September 30,
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Brian P. Anderson	100,000	70,001	170,001
Thomas A. Donahoe	70,000	70,001	140,001
Reuben S. Donnelley (4)	15,000	0	15,000
Ann M. Drake	60,000	70,001	130,001
William K. Hall (3)	16,875	0	16,875
Robert S. Hamada (3)	15,000	0	15,000
Patrick J. Herbert, III	60,000	70,001	130,001
Terrence J. Keating	60,000	70,001	130,001
James D. Kelly	65,625	70,001	135,626
Pamela Forbes Lieberman	60,000	70,001	130,001
Gary A. Masse (5)	0	0	0
John McCartney	60,000	70,001	130,001
Michael Simpson	65,000	70,001	135,001

(1)	In 2011, Messrs. Donahoe and Donnelley deferred their cash retainers under the Directors Plan. Both directors deferred 100% of their annual cash retainer into the interest account.

(2)

On April 28, 2011, each director, other than Messrs. Donnelley and Masse (who were not elected as directors until October 2011 and January 2012, respectively) and Messrs. Hall and Hamada (who retired from the Board in April 2011), received an annual restricted stock award of 3,694 shares of our common stock. The amounts shown reflect the grant date fair value computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”). As of December 31, 2011, each director held the following number of outstanding unvested stock awards and unexercised stock options: Mr. Anderson – 3,694 stock awards, 7,500 options; Mr. Donahoe – 3,694 stock awards, 7,500 options; Mr. Donnelley – 0 stock awards; Ms. Drake – 3,694 stock awards; Mr. Herbert – 3,694 stock awards, 20,000 options; Mr. Keating – 3,694 stock awards; Mr. Kelly – 3,694 stock awards; Ms. Forbes Lieberman – 3,694 stock awards; Mr. Masse – 0 stock awards; Mr. McCartney – 3,694 stock awards; and Mr. Simpson –3,694 stock awards, 26,000 options.

(3)	Mr. Hall and Mr. Hamada retired from the Board in April 2011.

(4)

Mr. Donnelley was elected as a director in October 2011 by the Company’s Board of Directors, upon recommendation of the Governance Committee, in conjunction with an increase in the size of the Board from 10 to 11 members.

(5)

Mr. Masse was elected as a director in January 2012 by the Company’s Board of Directors, upon recommendation of the Governance Committee, in conjunction with an increase in the size of the Board from 11 to 12 members.

Director ownership guidelines require each director to beneficially own Company common stock with a value equivalent to four times the annual cash retainer. Directors have five years from the date they are initially elected as a director or until March 5, 2014, whichever is later, in which to accumulate the required amount. Shares owned outright and beneficially, restricted stock, deferred stock units and unexercised, vested stock options count toward the ownership guidelines. Unvested stock options do not count toward satisfying these guidelines.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Company’s executive compensation programs are generally designed to incentivize long term shareholder value creation and to provide a total compensation opportunity that will allow the Company to attract, retain and motivate highly talented executives. The programs consist of the following elements:

•	Base salaries that are targeted at median salary levels for similar positions at a selected group of comparable companies;

•	Short term incentive compensation that is paid in cash upon the successful accomplishment of the Company’s annual business and financial objectives;

•

Long term equity compensation that consists of restricted stock units and stock options, which vest over multi-year periods, and performance share units tied to the achievement of corporate financial performance goals over rolling three-year performance periods;

•	Total compensation (cash and long-term equity compensation) that is targeted at the median level of total compensation for comparable positions at a selected group of comparable companies;

•	A “clawback” policy that permits the Company to recover incentive compensation from executive officers to the extent such compensation would have been lower due to restated financial results;

•	Significant stock ownership guidelines that align executives’ interests with those of stockholders;

•	Qualified retirement plans that provide benefits commensurate with perceived market practices and that are generally available to all other employees of the Company; and

•	Limited perquisites, severance benefits and non-qualified savings and retirement plans that are in line with perceived market practices.

At our 2011 annual meeting of shareholders, our shareholders expressed their continued support of our executive compensation programs by approving our non-binding advisory vote on our executive compensation. More than 99% of the votes cast supported our executive compensation polices and practices. In 2011, we reviewed our executive compensation programs, considering the results of the advisory vote on our executive compensation programs. Following such review, we continue to believe that our executive compensation programs are designed to support our business strategies and are in line with our compensation philosophy.

The Human Resources Committee of the Company’s Board of Directors (the “Committee”) oversees the Company’s executive compensation programs, operating under a committee charter that is reviewed annually and approved by our Board of Directors. All members of the Committee are independent directors. The Committee operates with the assistance of an executive compensation consultant, who is reviewed annually and is also independent of the Company.

This Compensation Discussion and Analysis (“CD&A”) explains the Company’s executive compensation programs and how those programs apply to our “named executive officers”, whose compensation information is presented in the Summary Compensation Table below. In this section you will see the following:

•	Performance share units awarded under the 2009 long term compensation plan, which covered the three-year performance period ended December 31, 2011, did not payout under that plan.

•

The approved Short-Term Incentive Plan (“STIP”) performance goals for 2011 were weighted 50% to profitability, 30% to working capital management and the remainder to customer service, safety, and individual performance.

•	Stock options were eliminated as a component of the Long Term Compensation Plan (“LTCP”) for 2011 and modified return on invested capital was added as a performance goal.

•	Our named executive officers are subject to stock ownership guidelines, and post-vesting holding restrictions apply to restricted stock and stock options for all executive officers.

•

In early 2012, the Committee granted new long-term transitional incentive awards for fiscal years 2012-2014 to encourage the effective integration of a recently-acquired business into the Company’s oil and gas commercial unit. The award provides cash and equity incentive opportunities to one of the named executive officers and selected other key managers within the Company’s oil and gas commercial unit.

•	The Committee reviewed and approved our overall Compensation Philosophy and Strategy.

Details regarding these matters are further explained in the respective sections throughout the CD&A and this proxy statement.

Oversight of the Executive Compensation Programs

The Committee approves the elements of the Company’s executive compensation programs that cover the named executive officers with the exception of the Chief Executive Officer (“CEO”), whose compensation is reviewed and recommended by the Committee and approved by the independent members of the Board of Directors. The Committee is comprised of James D. Kelly (Chairman), Reuben S. Donnelley, Ann M. Drake, and Patrick J. Herbert, III. All directors are elected annually by the shareholders. The Board has determined that all of the Committee members are independent directors under the applicable NYSE and SEC rules. In addition, none of the Company’s executive officers serves as a director of any company where an executive officer of that other company serves on the Committee.

For 2011, the Committee engaged compensation consultant, Pearl Meyer & Partners, to provide advice on matters for which the Committee is responsible, including providing the following:

•	Review of the Company’s executive compensation programs designs and levels, including the mix of total compensation elements, compared to industry peer groups and broader market practices;

•	Information on emerging trends and legislative developments in executive compensation and implications for the Company;

•	Advice regarding changes to the Company’s 2012 executive compensation programs, including changes to performance measures and the structure of equity awards under our Long Term Compensation Plan;

•	Review of the Company’s executive stock ownership guidelines, compared to industry peer groups and broader market practices; and

•	Review of the Company’s director compensation program compared to industry peer groups and broader market practices.

The Committee has the authority to determine the scope of Pearl Meyer & Partners’ services and retains the right to terminate its engagement at any time. Pearl Meyer & Partners did not perform any additional services for the Company in 2011.

Executive Compensation Philosophy

In 2011, the Committee reviewed and approved the Company’s overall Compensation Philosophy and Strategy. Pay for performance is an essential element of the Company’s executive compensation philosophy. The Company’s executive compensation programs are designed so that a significant portion of an executive’s compensation is dependent upon the performance of the Company. Measures of financial performance for short term and long term incentive programs, and the use of equity, are intended to align compensation with the creation of shareholder value. Threshold, target and maximum performance goals under incentive programs are selected so as to generate minimum, target or maximum payouts, commensurate with performance, respectively.

These programs are designed to provide a total compensation opportunity for the named executive officers that is competitive with the total compensation opportunity offered to executives with similar responsibilities at comparable companies, the “market median guideline”. Actual compensation will differ from the targeted opportunity based on actual Company performance. Total compensation is the aggregate of the following categories: (i) base salary, (ii) short term incentive compensation, and (iii) long term incentive compensation. In reviewing the executive officers’ target total cash compensation opportunity, the Committee uses the fiftieth percentile of the competitive market data (market median, as described below) as a guideline. Other factors considered by the Committee in setting each executive’s opportunity are internal equity (rational linkage between job responsibilities and total compensation opportunities across all jobs within the Company), individual executive performance and the alignment between Company performance and pay.

In order to establish the market median guideline, the Committee reviews competitive market compensation data on a biennial basis, including the compensation practices of selected similar companies (the “Compensation Peer Group”), and broader industry compensation data provided by its executive compensation consultant. The Compensation Peer Group consists of publicly traded corporations which operate either in the metals industry or in the distribution of industrial products and have market capitalization and/or revenue similar to that of the Company and with which we compete for executive talent. Adjustments are made to the Compensation Peer Group biennially based on those considerations. The Committee used the same Compensation Peer Group for 2011 that it had used in 2010 to assist it in making decisions. The Compensation Peer Group consisted of the following 12 companies:

Applied Industrial Tech, Inc.	Metals USA Holdings Corp.
Carpenter Technology Corp.	Olympic Steel Inc.
Gibraltar Industries, Inc.	Quanex Building Products Corporation
Haynes International, Inc.	Schnitzer Steel Industries, Inc.
Kaman Corporation	Shiloh Industries, Inc.
Lawson Products, Inc.	Worthington Industries, Inc.

The Committee also considers compensation data for similar-sized companies covered in general industry compensation surveys. The compensation data utilized vary depending on each executive’s position and responsibility, and generally cover companies with revenue similar to that of the Company.

The Company emphasizes pay for performance by placing a majority of each named executive officer’s total compensation at risk through the short term and long term incentive plans. Total compensation includes the sum of base salary, target short term incentive plan opportunity and target long term compensation plan opportunity. The graph below shows the mix of fixed (base pay) and at risk pay for the named executive officers for 2011:

Executive Compensation Process

The Committee approved 2011 compensation plans for all of the Company’s executive officers, except for the compensation plan of the CEO, which was recommended by the Committee and approved by the independent members of our Board of Directors in executive session. Mr. Goldberg, the Company’s CEO, did not participate in the Committee’s or the Board’s deliberations or decisions with regard to his compensation.

Process for Executives other than the CEO

The Company utilizes a formal performance management process to establish goals for executive officers and evaluate management performance. The Committee annually reviews a summary of the performance reviews for the executive officers, which is prepared by the CEO and the Interim Vice President-Human Resources, and the CEO’s recommendation for any changes in these officers’ compensation.

The CEO’s performance review of the executive officers addresses the executive’s performance relative to established objectives and specific project assignments, and includes a review of the following leadership competencies: strategic leadership; driving execution; cross-functional alignment and collaboration; decision making; talent management; engaging and influencing others; and business and financial acumen. The individual objectives for each executive officer, other than the CEO, are determined by the CEO and reviewed and approved by the Committee.

In addition to the reviews of individual executive performance, the Committee also takes into account the overall performance of the Company (as related to the short term and long term incentive plans), as well as the analysis and findings of its executive compensation consultant regarding market pay levels and practices. The Committee then approves the compensation for the named executive officers, other than the CEO. The Committee also reviews and approves the material terms of any employment and severance agreements with named executive officers, other than the CEO, with a view to approving terms that are competitive in the marketplace and that serve to attract, motivate and retain executives.

Process for the CEO

Early each year, the Chairman of the Board holds a meeting with the CEO to discuss the CEO’s prior year performance and to identify tentative goals and objectives for the CEO for the upcoming year. After this meeting, the Chairman of the Board solicits input from all Board members. The Chairman of the Board then reports to the Committee on the results of the meeting with the CEO, and shares feedback from other non-Committee directors. As with the process for the other named executive officers, the Committee also takes into account Company performance and the analysis by its executive compensation consultant. The Committee then develops recommendations for CEO compensation for consideration by the Board, as well as CEO goals and objectives for the upcoming year. The Board of Directors meets annually, without the CEO present, to consider the recommendations of the Committee, determine any compensation adjustments applicable to the CEO and establish the CEO’s goals and objectives for the upcoming year.

The key objectives established for the CEO for 2011 were: (i) achievement of short-term financial performance measures, including profitability, inventory management and working capital; (ii) continued execution of the Company’s growth strategy through acquisition and international expansion, continued execution of business development plans for the Company’s aerospace business and other actions; (iii) improvement in customer service and key business processes; (iv) continue development of the senior management team; and (v) improve communication with shareholders and other key stakeholders.

Components of the Executive Compensation Programs

Base Salary

With the exception of the CEO, whose compensation was reviewed and recommended by the Committee and approved by the independent members of the Board of Directors, the Committee reviewed and approved the base salaries of the executive officers, including the named executive officers. In each case, the Committee took into account the CEO’s recommendation, as well as internal equity, the performance of each executive during the year, and external competitive compensation data. In February 2011, selected executive officers received merit-based salary increases ranging from 3% to 5%, effective April 1, 2011. Also, in March 2011, the independent members of the Board of Directors approved a merit-based salary increase for the CEO from $575,000 to $600,000 effective April 1, 2011.

In March 2012, the independent members of the Board, upon recommendation of the Committee, approved a merit-based salary increase for the CEO from $600,000 to $625,000, effective April 9, 2012, based in part upon his achievements of 2011 performance objectives. This action followed the Committee’s earlier approval of merit-based salary increases ranging from 3% to 6% for other executive officers, including the named executive officers, for 2012, except that Mr. Tiffany received a 12% salary increase, in connection with his new position as President, Castle Metals, and Mr. Jones received a 12% salary increase due to the increase in his responsibilities following the Company’s acquisition of Tube Supply, Inc.

Short Term Incentive Compensation

Short term incentive compensation is provided under the Company’s STIP. This is a performance-based plan that is used to provide opportunities for annual cash bonuses to the Company’s executive officers and other select managers. Approximately 165 employees participate in the STIP. All STIP awards described below are subject to the terms of the Company’s 2008 Omnibus Incentive Plan, which was approved by the Company’s shareholders.

2011 STIP Award. In December 2010, the Committee approved the performance goals under the Company’s 2011 STIP. The STIP performance goals approved for 2011 for Messrs. Goldberg, Stephens and Perna, were based on the following drivers of overall corporate performance:

September 30,
Corporate Performance Measures	Weighting
Net income	50%
Average days sales of inventory (DSI), calculated as follows: (average inventory ÷ annual cost of sales) x 360 days	30%
Customer on-time delivery (OTD)	10%
Safety performance expressed in the number of Occupational Safety and Health Act (OSHA) recordable injuries	5%
Individual performance assessment	5%

The STIP performance goals approved for 2011 for Messrs. Hooks, Jones and Tiffany were based on the factors described below relative to their respective commercial units. Prior to succeeding Mr. Hooks as President of the Company’s Castle Metals and Plate commercial unit in December 2011, Mr. Tiffany was President of the Castle Metals Aerospace commercial unit. For purposes of the 2011 STIP, Mr. Tiffany’s performance goals were based entirely on the performance of the Castle Metals Aerospace commercial unit and Mr. Hooks’ performance goals were based entirely on the performance of the Castle Metals and Plate commercial unit.

September 30,
Commercial Unit Performance Measures	Weighting
Operating profit	50%
DSI	30%
Customer on-time delivery (OTD)	10%
Safety performance expressed in the number of Occupational Safety and Health Act (OSHA) recordable injuries	5%
Individual performance assessment	5%

The Committee set the corporate profitability component to net income to focus on profitability, and set operating profit goals at the commercial unit level to encourage profitable growth. The DSI performance goals reflect the working capital intensive nature of the Company’s business. The Committee also recognizes the importance of safety practices in the Company’s operations and performance, and the importance of customer service in retaining existing customers and as a means to increase sales. The individual performance assessment focused on established objectives toward key initiatives, specific project assignments, and defined leadership competencies.

The Committee also set the threshold, target and maximum performance goals for each of Company’s commercial units (Castle Metals and Plate, Castle Metals Aerospace, Castle Metals Oil and Gas, Castle Metals UK, and Total Plastics) and for the Company as a whole, after considering the Company’s business plan, external market conditions and input by executive management. STIP payouts for the Company’s corporate officers are based upon total Company performance, and payouts for commercial unit presidents are based on the performance of their respective commercial units. The Committee also established the calibration between the performance goals and the award payouts, with interpolation for performance between the established levels (threshold, target, and maximum) on a straight-line basis.

At the beginning of each year, the Committee (or in the case of the CEO, the Board of Directors) establishes a STIP award opportunity, which is expressed as a percentage of the participant’s annual base salary. For 2011 the Committee maintained the award opportunities at the prior year’s level for each of the named executive officers. The following table sets forth the STIP award opportunities, as a percentage of annual base salary, at threshold, target and maximum for the named executive officers in 2011, as established by the Committee and the Board:

	September 30,	September 30,	September 30,
Name	Threshold	Target	Maximum
Michael H. Goldberg	0%	100%	200%
Scott F. Stephens	0%	60%	120%
Stephen V. Hooks	0%	60%	120%
G. Nicholas Jones	0%	40%	80%
Robert J. Perna	0%	40%	80%
Blain A. Tiffany	0%	40%	80%

At the corporate level, the threshold, target and maximum performance goals for 2011 in the areas of net income, DSI, on-time delivery and safety are shown below.

	September 30,	September 30,	September 30,
Measurement	Threshold	Target	Maximum
Net income	$8,700,000	$14,500,000	$23,000,000
DSI	134 days	122 days	110 days
Customer OTD	92%	95%	97%
Safety	31 incidents	27 incidents	23 incidents

If a threshold is not reached, no amount is earned for that portion of the performance goal. The Committee (or in the case of the CEO, the independent members of the Board of Directors, upon recommendation of the Committee) has discretion to increase or decrease individual awards based on corporate results or other factors prior to payment and to award discretionary bonuses. Termination of employment prior to the end of the year disqualifies an executive from receiving the STIP payment, except in the case of retirement or death, in which case the award is prorated.

For purposes of determining the extent to which the corporate net income performance goal for 2011 was attained, the Committee, in its discretion, excluded the impact of certain unbudgeted, non-cash items. Specifically, the Committee excluded $1,441,000 of unrealized losses on commodity hedges, net of tax, and $3,991,000 of unrealized losses on derivative conversion liability, net of tax, associated with the Company’s convertible bonds, in each case resulting from the changes in the fair value of those instruments. The Committee believes that recognizing the economic impact (both gains and losses) of only the actual settled transactions and the effects on results of operations is appropriate for purposes of assessing performance relative to the established STIP goals. The Committee also excluded the impact of the Company’s acquisition of Tube Supply, Inc. in December 2011 and related debt refinancing and incremental interest charges. The Committee believes excluding these unbudgeted, special items is appropriate for purposes of determining incentive compensation. We have calculated a pro forma net income for purposes of determining 2011 STIP that excludes the impact of these items from our fiscal year results:

September 30,
Reconciliation of 2011 STIP corporate adjusted pro forma non-GAAP net income to reported loss (1)	Fiscal 2011 Net Income (in thousands)
As reported	$(1,760)
Plus: incremental impact of Tube Supply acquisition and related debt refinancing, net of tax (2)	12,747
Plus: unrealized losses on commodity hedges, net of tax	1,441

Adjusted Pro Forma Non-GAAP	$12,428

(1)

While we report our financial results in accordance with U.S. Generally Accepted Accounting Standards (“GAAP”), our corporate net income target under our STIP is based on a non-GAAP financial measure. In addition, as noted in this table, this Non-GAAP financial measure is further adjusted as approved by the Committee. This metric and the related performance targets are relevant only to our executive compensation program and should not be used or applied in any other contexts.

(2)	Includes $3,991,000 of unrealized losses on derivative conversion liability, net of tax.

With the exclusion of the impact of these items noted above, pro forma Non-GAAP net income used to determine 2011 STIP was $12,428,000 which is between threshold and target performance. For 2011, the Company’s DSI was also between threshold and target performance, and customer OTD and safety results were below threshold performance. The Company’s Castle Metals and Plate commercial unit exceeded its operating profit target and DSI threshold, but failed to meet its customer OTD and safety performance thresholds. Castle Metals Aerospace exceeded its DSI threshold performance but failed to achieve its operating profit, customer OTD and safety performance thresholds. The Company’s Castle Metals Oil and Gas commercial unit exceeded its operating profit target and DSI threshold performance, met its safety performance target, but failed to meet its customer OTD threshold.

In March 2012, the Committee reviewed the extent to which the performance goals for 2011 were satisfied. Based on the achievement of the performance goals as described above, the named executive officers attained a performance award under the 2011 STIP as shown below, and the Summary Compensation Table reflects that attainment amount.

	September 30,	September 30,
Name	2011 STIP Target Award Opportunity	2011 STIP Amount Earned
Michael H. Goldberg	$600,000	$339,600
Scott F. Stephens	$205,065	$120,759
Stephen V. Hooks	$221,708	$190,830
G. Nicholas Jones	$102,000	$126,505
Robert J. Perna	$113,778	$68,139
Blain A. Tiffany	$121,128	$18,169

2012 STIP Award. In early 2012, the Committee (or in the case of the CEO, the Board of Directors) assigned each executive a threshold, target and maximum STIP award opportunity after a review of the competitive data and with the assistance of Pearl Meyer & Partners. 2012 STIP award opportunities, as a percentage of annual base salary, were maintained at the prior year’s level for each Messrs. [Goldberg,] Stephens, Jones and Perna. Mr. Tiffany’s STIP award opportunity was increased for 2012 in recognition of his promotion to President, Castle Metals, in December 2011. In connection with Mr. Hooks planned retirement from the Company in March 2012, and pursuant to the terms of a Severance Agreement entered into by the Company and Mr. Hooks, he is not eligible to participate in the 2012 STIP. (See the “Executive Compensation and Other Information – Severance Agreements” section below.) The following table sets forth the STIP award opportunities for 2012, as a percentage of annual base salary, at threshold, target and maximum for the named executive officers:

	September 30,	September 30,	September 30,
Name	Threshold	Target	Maximum
Michael H. Goldberg	0%	100%	200%
Scott F. Stephens	0%	60%	120%
G. Nicholas Jones	0%	40%	80%
Robert J. Perna	0%	40%	80%
Blain A. Tiffany	0%	60%	120%

The Committee set the 2012 STIP performance measures at levels taking into account the Company’s internal business plan. For 2012, the Committee increased the weighting of the corporate net income component from 50% to 60% in order to enhance the focus on profitability. As permitted under the plan and as approved by the Committee, the calculation of net income excludes the impact of unrealized gains and losses on commodity hedges and derivative conversion liability associated with the Company’s convertible bonds. To better measure inventory management performance the Committee broadened the DSI performance measure to include a turn/earn index, which is calculated by multiplying the number of inventory turns by overall gross margin. Each of the DSI and turn/earn index component is weighted 15%. In light of the increased weighting of the corporate net income component, customer OTD and safety performance were removed as discrete components of the 2012 STIP and will be considered as part of each executive’s individual performance assessment. In addition, the weighing of the individual performance assessment was increased from 5% to 10%.

The Company believes that the disclosure of the 2012 performance objectives would reveal confidential financial information, which would result in competitive harm to the Company. In general, the Committee strives to establish target levels of performance consistent with Company’s internal business plan,. The level of performance to attain a threshold payment is generally set at a minimally acceptable level of results at which the Committee believes an incentive payment is appropriate. The level of performance to attain a maximum payment is generally set at a level of performance that the Committee deems truly superior. In order to illustrate the historical performance against STIP performance measures, the following is a summary of the actual STIP payout percentages achieved by the CEO, expressed as a percentage of target opportunity, for the last three years: 20% in 2009; 149% in 2010; and 57% in 2011.

STIP awards are typically paid in the first quarter after the prior year’s financial audit is completed and earned amounts are approved by the Committee or, in the case of the CEO, by the Board. Executives have a deferral opportunity for their earned STIP awards. Elections must be made before the beginning of the calendar year immediately preceding the calendar year in which the STIP award is earned (See “Non-Qualified Deferred Compensation” discussion below).

Long Term Incentive Compensation

Long term incentive compensation is provided under the Company’s LTCP. The LTCP is used to provide opportunities for equity awards to executive officers and other select managers based upon the achievement of performance or tenure goals established by the Committee and consists of restricted stock units and stock options, which vest over a multi-year periods, and performance share units tied to achievement of corporate financial performance goals. Equity-based compensation remains an important component of the Company’s compensation strategy to align the interests of our executive officers with the interests of our shareholders and an important tool for the Company with respect to attracting and retaining executive talent. Approximately 110 employees participate in the LTCP.

Under the LTCP, performance share units are granted annually at the discretion of the Committee (or in the case of the CEO, the Board of Directors). The Committee approves a specific long term compensation target opportunity for each executive officer with the exception of the CEO, whose specific long term target opportunity is reviewed and recommended by the Committee and approved by the independent members of the Board of Directors. Payment of the performance share unit awards is based upon the Company’s attainment of pre-established performance goals over three-year overlapping performance periods. The target number of performance share units for a performance period is determined by dividing the long term incentive compensation target by the average closing share price for the Company’s common stock during the sixty calendar day period prior to and including the date of approval of the LTCP award. When the Committee (or in the case of the CEO, the Board of Directors) approves target awards for the named executive officers, it also approves the performance measures and weightings, performance goals and calibration of shares earned over the payout range between the threshold, target and maximum opportunity. All LTCP awards described below are subject to the terms of the Company’s 2008 Omnibus Incentive Plan, which was approved by the Company’s shareholders.

In 2009, the performance measures and weightings for the component of the LTCP awards made in performance share units were set as shown below:

September 30,
Performance Measures	Weighting
Cumulative net earnings.	70%
Return on total capital (“ROTC”)	30%

In 2010, to ensure alignment of the interests of the Company’s executives with those of our shareholders, the performance measures for the component of the LTCP award made in performance share units were changed to a single measure—relative total shareholder return (RTSR). RTSR is measured against a group of peer companies either in the metals industry or in the industrial products distribution business (the “RTSR Peer Group”) over the three-year performance period. The RTSR Peer Group for the 2010-2012 performance period as established by the Committee consists of the following 26 companies:

AEP Industries Inc.	Gibraltar Industries, Inc.	Reliance Steel & Aluminum Co.
AK Steel Holding Corporation	Haynes International, Inc.	RTI International Metals, Inc.
Allegheny Technologies Inc.	Kaman Corporation	Schnitzer Steel industries, Inc.
Amcol International Corp.	Lawson Products, Inc.	Steel Dynamics, Inc
Applied Industrial Technologies, Inc.	MSC Industrial Direct Co., Inc.	Stillwater Mining Co
Carpenter Technology Corp.	Nucor Corp.	Texas Industries Inc.
Cliffs Natural Resources Inc.	Olin Corp.	United States Steel Corp.
Commercial Metals Company	Olympic Steel, Inc.	Worthington Industries, Inc.
Fastenal Company	Quanex Building Products Corporation

In 2011, it was determined that half of the performance measure should be based on absolute (not relative) performance and related to the Company’s cost of capital. As a result, modified return on invested capital (“Modified ROIC”) was added as a performance measure. The performance measures and weightings for the performance share unit awards under the 2011 LTCP were set as shown below.

September 30,
Performance Measures	Weighting
RTSR	50%
Modified ROIC	50%

The RTSR for 2011 was based on the same RTSR Peer Group that was used in 2010. The Company employed a consulting company to estimate our weighted average cost of equity and cost of debt, which were established as the threshold level of performance for the Modified ROIC performance measure. Modified ROIC can be summarized as (i) the sum of net income and pre-tax interest, divided by (ii) the sum of the Company’s market capitalization and the book value of the Company’s long-term debt. For the 2011 LTCP, the Modified ROIC component is measured on an annual basis for each fiscal year during the three-year performance period, and is calculated as follows:

September 30,	September 30,	September 30,
net income for the fiscal year	+	pre-tax interest for the fiscal year
$429,747,000

;where $429,747,000 represents the sum of (i) the Company’s market capitalization as of December 31, 2010, based on the 60-day trailing average price of the Company’s common stock, plus (ii) the book value of the Company’s long-term debt as of December 31, 2010.

In 2012, it was determined that the Modified ROIC measure should be based on a cumulative three-year average over the performance period, rather than on a fiscal year basis, and that as permitted under the plan and as approved by the Committee, the calculation of net income for purposes of determining Modified ROIC should exclude the impact of any unrealized gains and losses on derivative conversion liability associated with the Company’s convertible bonds. Otherwise the performance measures and weightings for the performance share unit awards under the 2012 LTCP remained unchanged from 2011. The RTSR for 2012 was based on the same RTSR Peer Group that was used in 2011. The performance measures and weightings for the performance share unit awards under the 2012 LTCP were set as shown below.

September 30,
Performance Measures	Weighting
RTSR	50%
Three-year average Modified ROIC	50%

The Company’s weighted average cost of equity and cost of debt remained as the threshold level of performance for the three-year average Modified ROIC performance measure. For 2012 the three-year average Modified ROIC can be calculated as follows:

;where $570,187,000 represents the sum of (i) the Company’s market capitalization as of December 31, 2011, based on the 60-day trailing average price of the Company’s common stock, plus (ii) the book value of the Company’s long-term debt as of December 31, 2011.

With respect to the outstanding LTCP performance share units, upon the completion of the three year performance period, the Committee will determine the extent to which the performance goals were satisfied. Each performance share unit represents a right to receive one share or its value in cash. The performance share units are paid in shares or in cash, as determined by the Committee, in March of the year that follows the end of the performance period. Unless covered by a specific change in control or severance agreement, a participant whose employment is terminated for any reason during the performance period forfeits any award. (See the “Executive Compensation and Other Information – Severance Agreements” section described below.)

2009 LTCP Award. In 2009, the Committee, after a review of competitive long term market practice trends and in consultation with Pearl Meyer & Partners, determined that LTCP awards would be split between performance share units and time-based restricted stock. The targeted value mix of these two types of awards was: 67% performance share units; and 33% time-based restricted stock. The inclusion of restricted stock was intended to support the retention of executives, as well as recognize competitive practice among peers. Restricted stock awards made in conjunction with the LTCP vest 100% at the end of the three-year performance period, provided the executive remains in the employment of the Company through the vesting date.

On March 5, 2009, target share awards and performance goals for the 2009-2011 performance period were established. In order to compensate for a miscalculation in a prior period target share award, the Committee increased the level of long term incentive compensation awarded for the 2009-2011 performance period by 25% of the normal target share award opportunity for those participants affected by the miscalculation, including Messrs. Goldberg, Hooks and Tiffany. The table below summarizes each named executive officer’s restricted stock grant and performance share unit award opportunity established at the beginning of the 2009-2011 performance period:

	September 30,	September 30,	September 30,	September 30,	September 30,
	Target award opportunity as a % of Base	Restricted	Performance Share Units (#)
Name	Salary	Stock (#)	Threshold	Target	Maximum
Michael H. Goldberg	125%	26,000	0	52,100	104,200
Scott F. Stephens	80%	8,900	0	17,800	35,600
Stephen V. Hooks	100%	12,600	0	25,100	50,200
Blain A. Tiffany	63%	6,300	0	12,600	25,200
Robert J. Perna	50%	4,600	0	9,300	18,600

The performance goals for the 2009-2011 performance period for the named executive officers are shown below.

	September 30,	September 30,	September 30,
2009 – 2011 Measurement	Threshold	Target	Maximum
Cumulative Net Earnings	$54,700,000	$60,800,000	$79,000,000
Return on Total Capital	12.5%	15.5%	18.5%

The restricted stock awarded to the named executive officers vested 100% on December 31, 2011. In March 2012, the Committee reviewed the extent to which the established performance goals were satisfied for the 2009-2011 performance period and determined that there were no payments earned with respect to the performance share units.

2010 LTCP Award. In 2010, the Committee, in consultation with Pearl Meyer & Partners, determined that the portion of the LTCP award previously awarded in performance share units should be split between performance share units and stock options for the 2010 LTCP, and that the portion of the award previously made in time-based restricted stock should be made in time-based restricted stock units. The changes resulted in a targeted value mix of: one-third performance share units; one-third stock options; and one-third time-based restricted stock units. The inclusion of stock options in the 2010 LTCP was intended to enhance the link between creating shareholder value and long-term incentive compensation.

On March 18, 2010, target share awards and performance goals for the 2010-2012 performance period were established. To better position the annual LTCP award opportunity at market median and to further motivate executive officers to deliver superior performance that builds shareholder value over the long term, the Committee (or in the case of the CEO, the Board of Directors), approved adjustments to each named executive officer’s respective LTCP target award opportunity. The table below summarizes each named executive officer’s target award opportunity as a percentage of base salary and the restricted stock unit, stock option and performance share unit award opportunity established at the beginning of the 2010-2012 performance period:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Name	Target award opportunity as a % of Base	Restricted Stock	Performance Share Units (#)			Stock Options
	Salary	Units (#)	Threshold	Target	Maximum	(#)
Michael H. Goldberg	150%	25,100	12,550	25,100	50,200	49,100
Scott F. Stephens	145%	13,100	6,550	13,100	26,200	25,500
Stephen V. Hooks	90%	9,150	4,575	9,150	18,300	18,000
Blain A. Tiffany	110%	8,950	4,475	8,950	17,900	17,600
Robert J. Perna	90%	6,750	3,375	6,750	13,500	13,200

Restricted stock unit awards made in conjunction with the 2010 LTCP vest 100% at the end of the three-year performance period, provided the executive remains in the employment of the Company through the vesting date. Each restricted stock unit that becomes vested entitles the participant to receive one share of the Company’s common stock or, at the discretion of the Committee, payment may be made in cash. Stock option awards made in conjunction with the 2010 LTCP vest and become exercisable three years from the date of the grant. The term of the options is eight years. To the maximum extent permitted under the Company’s 2008 Omnibus Incentive Plan, stock options granted to the named executive officers are treated as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended.

With respect to performance share units awarded under the 2010 LTCP, the threshold, target and maximum performance levels for RTSR are the 25th, 50th and 75th percentile, respectively, relative to RTSR Peer Group performance over the performance period.

2011 LTCP Award. In 2011, to further align the LTCP award opportunity to achievement of the Company’s business plan, the portion of the LTCP award previously awarded in stock options was changed to performance share units. The change resulted in a target value mix of: 67% performance share units; and 33% time-based restricted stock units.

On March 2, 2011, target share awards and performance goals for the 2011-2013 performance period were established. To better position the annual LTCP award opportunity at market median, the Committee (or in the case of the CEO, the Board of Directors), adjusted each of Messrs. Goldberg’s, Stephens’, Tiffany’s and Perna’s respective LTCP target award opportunity. The table below summarizes each named executive officer’s target award opportunity as a percentage of base salary and the restricted stock unit and performance share unit award opportunity established at the beginning of the 2011-2013 performance period:

	September 30,	September 30,	September 30,	September 30,	September 30,
Name	Target award opportunity as a % of Base	Restricted Stock	Performance Share Units (#)
	Salary	Units (#)	Threshold	Target	Maximum
Michael H. Goldberg	200%	22,400	22,500	45,000	90,000
Scott F. Stephens	140%	8,900	8,950	17,900	35,000
Stephen V. Hooks	90%	6,300	6,350	12,700	25,400
G. Nicholas Jones	90%	4,500	4,500	9,000	18,000
Robert J. Perna	95%	5,000	5,050	10,100	20,200
Blain A. Tiffany	100%	5,800	5,750	11,500	23,000

Restricted stock unit awards made in conjunction with the 2011 LTCP vest 100% at the end of the three-year performance period, provided the executive remains in the employment of the Company through the vesting date. Each restricted stock unit that becomes vested entitles the participant to receive one share of the Company’s common stock or, at the discretion of the Committee, payment may be made in cash.

With respect to performance share unit awards made in conjunction with the 2011 LTCP:

•	The threshold, target and maximum performance levels for RTSR are the 25th, 50th and 75th percentile, respectively, relative to RTSR Peer Group performance over the performance period; and

•

Threshold, target and maximum payouts under the Modified ROIC performance measure are based on obtaining the respective Modified ROIC performance level for any one fiscal year during the performance period. If the Modified ROIC returns exceed threshold performance level for any two or more fiscal years during the performance period, then the payout will be based on the highest of the fiscal years in which threshold performance is obtained; and the award opportunity will be increased by an additional 20 percentage points, not to exceed the maximum performance opportunity shown above. The threshold, target and maximum performance levels for Modified ROIC are 13%, 14% and 17%, respectively. The Committee established the threshold level of performance equal to the Company’s weighted average cost of capital (WACC). Levels of performance to attain target and maximum payouts were set consistent with the Company’s internal business plan.

2012 LTCP Award. For 2012, the Committee maintained the target value mix of the LTCP as 67% performance share units, and 33% time-based restricted stock units. On March 7, 2012, target share awards and performance goals for the 2012-2014 performance period were established. In connection with Mr. Hooks’ planned retirement from the Company in March 2012, and pursuant to the terms of a Severance Agreement entered into by the Company and Mr. Hooks, he is not eligible to participate in the 2012 LTCP. (See the “Executive Compensation and Other Information – Severance Agreements” section below.) The table below summarizes each named executive officer’s target award opportunity as a percentage of base salary and the restricted stock unit and performance share unit award opportunity established at the beginning of the 2012-2014 performance period:

	September 30,	September 30,	September 30,	September 30,	September 30,
Name	Target award opportunity as a % of Base	Restricted Stock	Performance Share Units (#)
	Salary	Units (#)	Threshold	Target	Maximum
Michael H. Goldberg	200%	38,000	38,050	76,100	152,200
Scott F. Stephens	140%	15,400	15,400	30,800	61,600
G. Nicholas Jones	90%	7,800	7,800	15,600	31,200
Robert J. Perna	95%	8,700	8,700	17,400	34,800
Blain A. Tiffany	90%	9,300	9,300	18,600	37,200

Restricted stock unit awards made in conjunction with the 2012 LTCP vest 100% at the end of the three-year performance period, provided the executive remains in the employment of the Company through the vesting date. Each restricted stock unit that becomes vested entitles the participant to receive one share of the Company’s common stock or, at the discretion of the Committee, payment may be made in cash.

With respect to performance share unit awards made in conjunction with the 2012 LTCP:

•	The threshold, target and maximum performance levels for RTSR are the 25th, 50th and 75th percentile, respectively, relative to RTSR Peer Group performance over the performance period; and

•

Threshold, target and maximum payouts under the Modified ROIC performance measure are based on obtaining the respective Modified ROIC performance levels on a cumulative three-year average basis over the performance period. The threshold, target and maximum performance levels for Modified ROIC are 13%, 14% and 17%, respectively. The Committee established the threshold level of performance equal to the Company’s weighted average cost of capital (WACC). Levels of performance to attain target and maximum payouts were set consistent with the Company’s internal business plan.

Other Awards

The Company relies principally upon the established LTCP and STIP for long-term and short-term incentives for our executive officers. In limited circumstances, the Company uses restricted stock grants, discretionary bonuses and long term incentive cash awards in connection with acquisition integration or executive recruitment or in recognition of executive promotions or performance.

Recruitment Award. In December 2010, the Committee awarded Mr. Jones 8,814 shares of restricted stock in connection with his recruitment to the Company. One–half of the shares vested on December 13, 2011, and the remaining one-half vests on December 13, 2012.

Transitional Incentive Award. In early 2012 the Committee granted Mr. Jones and selected other key managers long-term cash incentive awards in connection with the Company’s acquisition of Tube Supply, Inc. (“TI Awards”). The TI Awards were designed to encourage the effective integration of Tube Supply into the Company’s oil and gas commercial unit and serve as an important tool for the Company with respect to retaining key management talent at Tube Supply. No executive officers, other than Mr. Jones, received TI Awards. To ensure cash generation and effective working capital utilization, the performance goals set by the Committee for the TI Awards were based on the following factors relative to the Company’s oil and gas commercial unit:

•	Earnings before interest, the provision for income taxes, depreciation, and amortization (EBITDA);

•	DSI; and

•	Average days sales outstanding (DSO), calculated as follows: (average accounts receivables ÷ annual sales) x 360 days.

After considering the Company’s business plan and input by executive management, the Committee set a three year cumulative EBITDA threshold (“2012-2014 EBITDA Threshold”) and one year DSI and DSO targets. Subsequent annual DSI and DSO targets will be established by the Committee at the beginning of each fiscal year throughout the performance period, consistent with the Company’s then current internal business plan. The Company believes that the disclosure of the 2012-2014 EBITDA Threshold and annual DSI and DSO targets would reveal confidential financial information, which would result in competitive harm to the Company. The level of performance to attain payment under the TI Award is generally set at a minimally acceptable level of results at which the Committee believes an incentive payment is appropriate.

Upon completion of the three year performance period, the Committee will determine the extent to which EBITDA earned during the period exceeded the 2012-2014 EBITDA Threshold. Ten percent of such excess amount will be allocated to an incentive pool (the “TI Pool”). The Committee will also determine the extent to which the annual DSI and DSO performance targets were satisfied for each year of the performance period. For every fiscal year in which the applicable annual DSI target was not achieved, the TI Pool will be reduced by 10%, and for every fiscal year in which the applicable annual DSO target was not achieved, the TI Pool will be reduced by additional 5%; for a total potential reduction in the TI Pool of up to 45%. Each participant will be paid a pre-established percentage of the remaining TI Pool. Mr. Jones has an opportunity to receive a cash award equal to 12.5% of the TI Pool, provided he remains in the employment of the Company through December 31, 2014. The cash award is payable in the first quarter of 2015 after the prior year’s financial audit is completed and earned amounts are approved by the Committee. Mr. Jones was also awarded restricted stock units equal to:

TI Pool × 12.5%
[	Sum of trailing 60 day average stock price of the Company’s common stock at December 31, 2012, 2013 and 2014	]	÷ 3

which will vest 100% on January 1, 2016, provided Mr. Jones remains in the employment of the Company through the vesting date. Each restricted stock unit that becomes vested entitles Mr. Jones to receive one share of the Company’s common stock or, at the discretion of the Committee, payment may be made in cash. The amount of the actual payout, if any, will vary depending on the level of EBITDA earned by the Company’s oil and gas commercial unit during the three year performance period, the achievement of the DSI and DSO performance targets, and the price of the Company’s common stock. All TI Awards described above are subject to the terms of the Company’s 2008 Omnibus Incentive Plan, which was approved by the Company’s shareholders.

Cash Awards. In March 2012, the Committee awarded Mr. Stephens a discretionary cash bonus of $50,000 and awarded Mr. Perna a discretionary cash bonus of $40,000, in recognition of their performance in connection with the successful acquisition of Tube Supply, Inc. and completion of the related debt refinancing during 2011.

Retirement Benefits

The Company currently maintain three pension plans: a noncontributory defined benefit pension plan covering substantially all of our salaried employees (the “Pension Plan”), an unfunded supplemental employee retirement plan (“SERP”) for our executives and senior management to restore benefits lost due to compensation and benefit limitations under the U.S. Internal Revenue Code, and a noncontributory defined benefit pension plan covering substantially all of our non-union hourly employees. The pension plans provide benefits to covered individuals satisfying certain age and service requirements. The Pension Plan and SERP provide benefits based upon an average earnings and years of service formula. As of June 30, 2008, the benefits for all participants in the Company’s noncontributory defined benefit pension plans, covering substantially all of our salaried and non-union hourly employees, were frozen.

401(K) Savings and Retirement Plan

The Company has a qualified 401(k) Savings and Retirement Plan for our employees in the United States. The named executive officers are eligible to participate in the same manner as all other employees covered by the 401(k) Plan. Eligible participants are permitted to make contributions to the plan up to the Internal Revenue Code limit. Beginning in 2008, in conjunction with the Company’s decision to freeze its pension plans, the Company instituted a match of 50% for each dollar contributed by an employee, up to 6% of compensation, and began making an additional annual fixed contribution into employees’ 401(k) accounts equal to 4% of an employee’s base salary. The Company also provided additional transition credits in the form of annual contributions to the 401(k) accounts of 3% of base salary for employees at least 40 years of age with 5 years of service as of June 30, 2008; and 6% of base salary for employees at least 50 years of age with 5 years of service as of June 30, 2008. The transition credits only applied to employees who were participants in our salaried and non-union hourly employees’ pension plan prior to June 30, 2008.

In connection with certain cost reduction initiatives implemented by the Company in early 2009, the 401(k) Plan was modified to suspend all contributions by the Company. In 2010, the Company’s 50% matching contribution and transition credits were reinstated, while the additional annual fixed contribution remained suspended. In April 2011, in lieu of the additional annual fixed contribution, the Company increased its matching contribution to 100% of each dollar contributed by an employee, up to 6% of compensation.

In 2011, the Company’s contributions to the 401(k) Plan amounted to $6,024, $5,433, $24,320, $8,960, $6,418, and $21,341 for Messrs. Goldberg, Stephens, Hooks, Jones, Perna and Tiffany, respectively.

Non-Qualified Deferred Compensation

The Company maintains a Supplemental 401(k) Savings and Retirement Plan, in which key employees, including the named executive officers, are eligible to participate. This Supplemental 401(k) Plan (the “Deferred Plan”) is an unfunded, non-qualified, deferred compensation arrangement created for the Company’s senior executive officers and vice presidents. The purpose of the Deferred Plan is to give participants the ability to save for retirement with additional tax-deferred funds that otherwise would have been limited due to IRS compensation and benefit limitations. All of the named executive officers participated in the Deferred Plan in 2011, except Mr. Jones.

Eligible employees may elect to defer a portion of their annual base salary and STIP award until a fixed date or upon separation from service. Such elections must be made prior to the start of the calendar year immediately preceding the calendar year in which the deferral election is effective. Deferred compensation is credited to the participant’s deferred compensation account on the date such compensation would otherwise have been paid to the employee. Interest, dividends and capital gains/losses are credited on a daily basis as earned on the amount shown in each participant’s deferred compensation account.

Those participating in the Deferred Plan select from the same selection of investment funds available in the Company’s 401(k) Plan (excluding the Company stock fund) for their deferral investments and are credited with the returns generated. However, all funds deferred under the plan and the notional returns generated are assets of the Company. No funds are set aside in a trust or otherwise; the individual executives in the Deferred Plan are considered general unsecured creditors of the Company for payment of their Deferred Plan accounts.

Employees who wish to participate identify the amount to be deferred, the investment designation and allocation, the method by which the amounts credited to his or her deferred compensation account are to be paid, the date at which payment(s) of the amounts credited to his or her deferred compensation account is to occur, and the beneficiary designated to receive payment of the amounts credited to the deferred compensation account in the event the participant dies before distribution.

Beginning in 2008, the Company made matching and fixed contributions to a participant’s deferred compensation account in an amount determined under the same formula as the Company’s 401(k) Plan. However, in connection with certain cost reduction initiatives implemented by the Company in early 2009, the Deferred Plan was modified to suspend all contributions by the Company. Coincident with the changes to the Company’s 401(k) Plan, the Company’s 50% matching contribution and the transition credits were reinstated under the Deferred Plan in 2010 and, in lieu of the additional annual fixed contribution, in April 2011 the Company amended the Deferred Plan to increase the matching contribution to 100% of each dollar contributed by an employee, up to 6% of compensation.

In 2011, the Company’s contributions to the Deferred Plan amounted to $46,510, $20,797, $44,322, and $11,112 for Messrs. Goldberg, Stephens, Hooks, and Perna, respectively.

Perquisites and Other Personal Benefits

The Company provides limited perquisites to our executive officers, including the named executive officers. These include taxable automobile usage for all named executive officers, and for certain executive officers, including Messrs. Goldberg, Stephens, Hooks and Tiffany, country club dues. The Company believes these perquisites facilitate business transactions and help build stronger relationships with customers and suppliers and are competitive in the marketplace.

The Company also maintains a Personal Excess Liability Coverage policy for each of our executive officers, including the named executive officers. This policy coordinates coverage with an executive’s personal homeowner’s and automobile policies. In addition, in limited circumstances a spouse may accompany an executive officer while he or she is traveling on company business, generally to industry-sponsored events. Although this occurs on a very limited basis, the reimbursement of the spouse travel expense is included in taxable compensation for the executive. Amounts and types of perquisites are shown in the footnotes to the Summary Compensation Table.

The Company also provides health and welfare benefit plans to executives under plans available to most of our employees. These include medical, dental, life insurance, and short- and long-term disability coverage.

Additional Executive Compensation Policies

Stock Ownership Guidelines

The Company maintains executive stock ownership guidelines for ownership of the Company’s stock by our executive officers, including the named executive officers. The program is designed to further strengthen alignment between the interests of executive management and those of the Company’s shareholders. The guidelines currently provide that executive officers reach prescribed stock ownership levels within five years of their appointment as an officer, or March 5, 2014, whichever is later. The total number of shares required to meet the prescribed stock ownership levels is recalculated on December 31 of each year, based on the executive’s base salary on that date and the Company’s average stock price for the 200 trading days immediately prior to that date. Unexercised, vested stock options are valued at the amount recognized by the Company for financial statement reporting purposes.

The ownership guidelines require the CEO to maintain common stock equivalent in value to five times his base salary and the Chief Financial Officer to maintain common stock equivalent in value to three times his base salary. The ownership guidelines for the Presidents of the Company’s commercial units, including Messrs. Hooks, Jones and Tiffany, are two times their respective base salaries, and all other executive officers are required to maintain ownership equivalent in value to one times their respective base salaries. Shares owned outright and beneficially, shares held in non-qualified retirement plans, performance-based shares earned but not yet paid, time-based restricted stock and restricted stock units and vested stock options count toward the ownership guidelines. Unvested stock options and unearned performance shares do not count toward satisfying these guidelines. The table below describes the ownership guidelines for each named executive officer and the number of shares owned as of December 31, 2011, as calculated in accordance with the ownership guidelines.

	September 30,	September 30,	September 30,
Name	Ownership Requirement as a % of Base Salary	Number of Shares Required	Number of Shares Owned(1)
Michael H. Goldberg	500%	206,044	182,808
Scott F. Stephens	300%	70,421	38,119
Stephen V. Hooks	200%	50,757	107,944
G. Nicholas Jones (2)	200%	35,027	13,314
Robert J. Perna	100%	19,536	22,579
Blain A. Tiffany	200%	41,596	38,447

(1)	Includes shares attributable to unexercised, vested stock options, valued at the amount recognized by the Company for financial statement reporting purposes.

(2)	Mr. Jones joined the Company in December 2010.

The Committee reviews the guidelines annually and monitors each covered executive’s progress toward, and continued compliance with, the approved guidelines.

Holding Restrictions

In 2010, as part of an amendment to the Company’s executive stock ownership guidelines, the Committee adopted holding restrictions for restricted stock and stock options for the executive officers, including the named executive officers. The guidelines provide that until an executive fully meets his prescribed stock ownership level, the executive is required to retain a number of shares equal to 100% of the net after tax value from the vesting of restricted stock and 100% of the net after tax proceeds of an option exercise. After the prescribed stock ownership level is fully met, the executive is required to retain a number of shares equal to at least 50% of the net after tax value from the vesting of restricted stock and at least 50% of the net after tax proceeds of an option exercise for a period of six months after vesting or exercise. If an executive officer leaves the Company for any reason, the holding restrictions lapse.

Compensation Recovery Policy

In 2007, the Committee adopted a policy that paid incentive compensation should be recovered by the Company to the extent such compensation would have been lower due to restated financial results. The Committee has been given the authority to calculate the amount of overpayment of any cash or equity incentive compensation and, in its sole discretion, seek to recover amounts determined to have been inappropriately received by any current or former executive of the Company.

The Policy provides that overpayments of compensation should be recovered within twelve months after an applicable restatement of financial results and shall derive from the following sources in the order shown below:

•	Deductions from future incentive compensation payments;

•	Reduction in the Company’s liability for payment of any incentive compensation that an executive elected to defer until a future date; or

•	Certified check.

The recovery or attempted recovery of compensation under this policy will not limit other remedies available to the Company in the event such overpayment involved negligence or willful misconduct by an executive.

Tax and Accounting Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to each of our five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. LTCP performance share awards and the STIP awards are performance based and meet the requirements of Section 162(m) and therefore are excluded from the $1,000,000 cap on compensation for deductibility purposes. Base salary, discretionary bonuses and restricted stock awards do not meet the requirements of performance based compensation under Section 162(m). All of the Company’s incentive awards and individual incentive awards are subject to Federal income, FICA, and other tax withholding as required by applicable law.

The Committee has discretion to adjust STIP and LTCP award payments. In doing so, the Committee historically considers the requirements of Section 162(m). While the Committee generally intends to provide incentive compensation opportunities to the Company’s executives in as tax-efficient a manner as possible, the Committee recognizes that from time to time it may be in the best interests of shareholders to provide a non-deductible amount.

The Company accounts for stock-based payments, including stock options, restricted stock and the LTCP performance share awards in accordance with the requirements of SFAS 123(R).

Compensation Risk

At the direction of the Committee, management annually conducts a comprehensive risk assessment of the Company’s compensation policies and practices, which included the following actions:

•	Assigned a team, consisting of members of the human resources, legal and internal audit functions, the responsibility to assess compensation risk;

•	Completed an inventory of the Company’s compensation programs, with input from the Committee’s independent compensation consultant as to a framework for assessing compensation risk;

•

Reviewed both business and compensation risk to ensure that the Company’s compensation plans appropriately take into account key business risk and do not have design flaws which motivate inappropriate or excessive risk taking; and

•	Reported its findings to the Committee.

Management conducted this assessment of all compensation policies and practices for all employees, including the named executive officers, and determined that the compensation programs are not reasonably likely to have a material adverse effect on the Company. This process included a review of the Company’s executive and non-executive incentive compensation programs. Management reviewed the results of this risk assessment with the Committee. During the review several risk mitigating factors inherent in the Company’s compensation practices were noted, including the Committee’s discretion in approving executive compensation and establishing performance goals for short term and long term compensation plans, the Company’s use of a balanced array of performance measures in its short term incentive plan, stock ownership guidelines for executive officers and the Company’s compensation recovery policy.

REPORT OF THE HUMAN RESOURCES COMMITTEE

The Human Resources Committee of the Company’s Board of Directors has reviewed and discussed with management the disclosures contained in the section entitled “Compensation Discussion and Analysis” of this proxy statement. Based upon its review and discussion, the Human Resources Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in the Company’s proxy statement relating to the 2012 Annual Meeting of Shareholders.

Human Resources Committee

James D. Kelly, Chairman

Reuben S. Donnelley

Ann M. Drake

Patrick J. Herbert, III

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table sets forth the total compensation paid to or earned by each of the Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers of the Company and the Company’s former Executive Vice President and President, Castle Metals for the fiscal years ended December 31, 2011, 2010 and 2009.

	Sept 30,	Sept 30,	Sept 30,	Sept 30,	Sept 30,	Sept 30,	Sept 30,	Sept 30,	Sept 30,
Name & Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Michael H. Goldberg,	2011	592,308	0	1,306,662	0	339,600	45,020	72,666	2,356,256
President and Chief	2010	553,990	0	610,683	280,361	858,815	25,444	32,261	2,361,554
Executive Officer	2009	537,404	0	460,506	0	74,750	23,447	37,644	1,133,751
Scott F. Stephens,	2011	336,767	50,000	519,586	0	120,759	0	31,288	1,058,400
Vice President, Chief	2010	305,827	75,000	318,723	146,605	291,698	0	14,824	1,151,677
Financial Officer and Treasurer	2009	289,731	0	157,441	0	37,200	0	18,890	503,262
Stephen V. Hooks,	2011	366,201	0	368,396	0	190,830	476,472	1,080,143	2,482,042
Former Executive Vice	2010	341,250	0	222,620	102,780	334,914	293,566	44,465	1,339,595
President and President, Castle Metals	2009	327,115	0	222,328	0	68,143	278,374	56,591	952,551
G. Nicholas Jones, Vice President and President, Castle Metals Oil & Gas	2011	255,000	0	261,675	0	126,505	0	47,636	690,816
Robert J. Perna,	2011	280,277	40,000	292,801	0	68,139	0	30,549	711,766
Vice President, General Counsel & Secretary	2010	254,527	0	164,228	75,372	161,846	0	18,490	674,473
Blain A. Tiffany,	2011	300,106	0	335,219	0	18,169	44,185	52,245	749,924
Vice President and	2010	276,230	60,000	217,754	100,496	141,033	22,772	21,371	839,746
President, Castle Metals	2009	257,999	60,000	311,447	0	112,000	20,269	49,631	811,346

(1)	Salary and bonus represents 25%, 37%, 15%, 37%, 45%, and 40%, of total compensation for the year 2011 for Messrs. Goldberg, Stephens, Hooks, Jones, Perna and Tiffany, respectively.

(2)

The amounts reported in this column reflect the aggregate grant date fair value of stock-based awards (other than stock options) granted in the year computed in accordance with FASB ASC Topic 718, except that in compliance with SEC requirements, for awards that are subject to performance conditions, we reported the value at the grant date based upon the probable outcome of such conditions. These amounts are not paid or realized by the officer. The grant date fair values of each individual stock based award in 2011 are set forth in the “Grant of Plan Based Awards – Fiscal Year 2011” table below. Additional information about these values is included in Note 11 to our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011, and are incorporated herein by reference.

For 2011, the amounts in this table include the grant date fair value of performance share unit awards under the 2011-2013 LTCP based upon achievement of target level of performance, in the following amounts: Mr. Goldberg—$922,950; Mr. Stephens—$367,129; Mr. Hooks—$260,477; Mr. Jones—$184,590; Mr. Perna—$207,151; and Mr. Tiffany—$235,865. The grant date value of those performance share unit awards assuming maximum performance level, if achieved, would be as follows: Mr. Goldberg—$1,845,900; Mr. Stephens—$734,258; Mr. Hooks—$520,954; Mr. Jones—$369,180; Mr. Perna—$414,302; and Mr. Tiffany—$471,730.

(3)

For 2011, the amounts in this column for Messrs. Stephens and Perna reflect the payment of discretionary cash bonuses in recognition of their performance in connection with the successful acquisition of Tube Supply, Inc. and completion of the related debt refinancing during 2011.

(4)

The amounts reported in this column reflect the aggregate grant date fair value of stock options granted in the year computed in accordance with FASB ASC Topic 718. These amounts are not paid or realized by the officer. No named executive officer was award a stock option in fiscal 2011. Assumptions used in the calculation of these values are included in Note 11 to our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011, and are incorporated herein by reference.

(5)	Reflects the cash awards under the Company’s STIP (amounts earned during the applicable fiscal year but paid after the end of that fiscal year).

(6)

Reflects the actuarial increase in the present value of the named executive officer’s benefits under the Pension Plan and the SERP determined using assumptions consistent with those used in the Company’s financial statements. As described in more detail below under “Pension Benefits – Fiscal Year 2011,” pension accruals ceased for all named executive officers in 2008, and named executive officers hired after that date are not eligible for coverage under any pension plan. Accordingly, the amounts reported for the named executive officers do not reflect additional accruals but reflect the fact that each of them is one year closer to “normal retirement age” as defined under the terms of the Pension Plan and SERP as well as changes to other actuarial assumptions.

(7)	The amounts shown are detailed in the supplemental “All Other Compensation Table- Fiscal Year 2011” below.

All Other Compensation Table – Fiscal Year 2011

The table below provides additional information about the amounts that appear in the “All Other Compensation” column in the Summary Compensation Table above:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Name	401(k) and Deferred Plan Company Matching and Fixed Contributions ($)(1)	Deferred Plan Company Matching and Fixed Contributions ($)(2)	Relocation Expenses ($)(3)	Tax Gross -up ($)(4)	Severance Payments ($)(5)	Miscellaneous ($)(6)	Total All other Compensation ($)
Michael H. Goldberg	6,024	46,510	0	0	0	20,132	72,666
Scott F. Stephens	5,433	20,797	0	0	0	4,491	31,288
Stephen V. Hooks	24,320	44,322	0	0	991,072	20,429	1,080,143
G. Nicholas Jones	8,960	0	26,585	8,661	0	3,430	47,636
Robert J. Perna	6,418	11,112	0	0	0	13,019	30,549
Blain A. Tiffany	21,341	0	25,235	0	0	5,669	52,245

(1)	Represents Company matching and fixed contributions under the Company’s 401(k) Profit Sharing Plan.

(2)	Represents Company matching and fixed contributions under the Company’s Deferred Plan.

(3)

Relocation expenses for Mr. Tiffany were incurred in connection with his promotion to President, Castle Metals and moving to Illinois. For Mr. Jones, amount represents relocation expenses associated with joining the Company and moving to Texas.

(4)	Represents amounts to reimburse the respective named executive officers for taxes incurred in connection with relocation expenses.

(5)

Represents a severance payment in the amount of $904,513 paid to Mr. Hooks. Also includes $86,559, which represents the incremental fair value of 9,150 restricted stock units, the vesting of which were accelerated in connection with Mr. Hooks’ separation of employment. See the discussion under “Executive Compensation and Other Information—Severance Agreements” below.

(6)

Includes the cost, including insurance, fuel and lease payments, of a Company-provided automobile, country club dues reimbursement, Company-paid life insurance and excess personal liability insurance premiums, and reimbursement of travel and other event related expenses associated with attendance at Company and industry events to which family members were invited.

Grants of Plan-Based Awards – Fiscal Year 2011

The following table sets forth plan-based awards granted to named executive officers pursuant to Company plans during 2011.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#) (3)	Awards ($) (4)
Michael H. Goldberg	3/2/11 3/2/11	0	600,000	1,200,000	22,500	45,000	90,000		922,950
	3/2/11							22,400	383,712
Scott F. Stephens	3/2/11 3/2/11	0	205,065	410,130	8,950	17,900	35,800		367,129
	3/2/11							8,900	152,457
Stephen V. Hooks	3/2/11 3/2/11	0	221,708	443,416	6,350	12,700	25,400		260,477
	3/2/11							6,300	107,919
G. Nicholas Jones	3/2/11 3/2/11	0	102,000	204,000	4,500	9,000	18,000		184,590
	3/2/11							4,500	77,085
Robert J. Perna	3/2/11 3/2/11	0	113,778	227,556	5,050	10,100	20,200		207,151
	3/2/11							5,000	85,650
Blain A. Tiffany	3/2/11 3/2/11	0	121,128	242,256	5,750	11,500	23,000		235,865
	3/2/11							5,800	99,354

(1)

These columns show the range of potential payouts for 2011 performance under the Company’s STIP described in the section titled “Short Term Incentive Compensation” in the Compensation Discussion and Analysis. The incentive payment for 2011 performance has been made as shown in the Summary Compensation Table.

(2)	Reflects the award of performance share units under the 2011 – 2013 LTCP, which is described in the section titled “Long Term Incentive Compensation” in the Compensation Discussion and Analysis.

(3)

Reflects the award of restricted stock units under the 2011 – 2013 LTCP, which is described in the section titled “Long Term Incentive Compensation” in the Compensation Discussion and Analysis. Subject to certain conditions, the 6,300 restricted stock units awarded to Mr. Hooks under the 2011-2013 LTCP will become fully vested on March 31, 2012, in connection with his separation of employment. See the discussion under “Executive Compensation and Other Information—Severance Agreements” below.

(4)

The amounts shown do not reflect realized compensation by the named executive officers. The amounts shown represent the value of the performance share units and restricted stock units granted to the named executive officers based on the grant date fair value of the awards as determined in accordance with FASB ASC Topic 718. The performance share unit awards are reflected at the target payout level. If the performance share unit awards were reflected at maximum payout levels, the totals in this column for the performance share units would be as follows: Mr. Goldberg—$1,845,900; Mr. Stephens—$734,258; Mr. Hooks—$520,954; Mr. Jones—$369,180; Mr. Perna—$414,302; and Mr. Tiffany—$471,730.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth information regarding outstanding equity awards granted to the named executive officers as of the end of 2011.

	Sep 30,	Sep 30,	Sep 30,	Sep 30,	Sep 30,	Sep 30,	Sep 30,	Sep 30,
Name	Option Awards				Stock Awards
	Number of Securities Underlying Un-exercised Options (#) Exercisable (1)	Number of Securities Underlying Un-exercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Michael H. Goldberg	20,000	49,100	28.40 12.79	11/3/16 3/18/18	47,500	449,350	70,100	663,146
Scott F. Stephens		25,500	12.79	3/18/18	22,000	208,120	31,000	293,260
Stephen V. Hooks	44,300 18,000		5.21 12.79	10/23/13 3/18/18	6,300	59,598	21,850	206,701
G. Nicholas Jones					8,907	84,260	9,000	85,140
Robert J. Perna		13,200	12.79	3/18/18	11,750	111,155	16,850	159,401
Blain A. Tiffany		17,600	12.79	3/18/18	14,750	139,535	20,450	193,457

(1)

Mr. Goldberg’s option award vested on November 3, 2006. Mr. Hooks’ option award for 44,300 shares vested on October 23, 2006, and his option award for 18,000 shares vested on November 1, 2011 since accelerated vesting pursuant to the terms of his severance arrangement (see the discussion under “Executive Compensation and Other Information—Severance Agreements” below).

(2)	All reported option awards in this column vest on March 18, 2013.

(3)

Of the total shares reported for Mr. Goldberg, 25,100 will vest on December 31, 2012 and 22,400 will vest on December 31, 2013. Of the total shares reported for Mr. Stephens, 13,100 will vest on December 31, 2012, and 8,900 will vest on December 31, 2013. All of the shares reported for Mr. Hooks will vest on March 31, 2012. Of the total shares reported for Mr. Jones, 4,407 will vest on December 13, 2012, and 4,500 will vest on December 31, 2013. Of the total shares reported for Mr. Perna, 6,750 shares will vest on December 31, 2012, and 5,000 will vest on December 31, 2013. Of the total shares reported for Mr. Tiffany, 8,950 will vest on December 31, 2012, and 5,800 will vest on December 31, 2013.

(4)

Market value has been computed by multiplying the closing price of the Company’s common stock on December 30, 2011 (the last trading day preceding the last day of our 2011 fiscal year) by the number of shares of stock.

(5)

Reflects performance share units at the threshold level under the 2009-2011 LTCP and at the target payout level under the 2010-2012 LTCP and the 2011-2013 LTCP, all of which are described in the section titled “Long Term Incentive Compensation” of the Compensation Discussion and Analysis. No performance share units were earned for the 2009-2011 LTIP performance period and in March 2012 the award was subsequently deemed forfeited by action of the Human Resources Committee.

(6)

Market value has been computed by multiplying the closing price of the Company’s common stock on December 30, 2011 (the last trading day preceding the last day of our 2011 fiscal year) by the number of performance share units.

Option Exercises and Stock Vested – Fiscal Year 2011

The table below describes for each named executive officer the amount of stock options exercised during 2011, including the number of shares acquired upon exercise and the value realized and the number of shares acquired upon the vesting of restricted stock and restricted stock units and the value realized by the executive before the payment of any applicable withholding tax based on the fair market value (or closing market price) of our common stock on the date of the exercise or vesting, as applicable.

	September 30,		September 30,	September 30,		September 30,
	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)
Michael H. Goldberg	0		0	36,000	(3)	380,260	(3)
Scott F. Stephens	0		0	8,900	(4)	84,194	(4)
Stephen V. Hooks	0		0	21,750	(5)	205,755	(5)
G. Nicholas Jones	0		0	4,407	(6)	36,446	(6)
Robert J. Perna	0		0	4,600	(7)	43,516	(7)
Blain A. Tiffany	3,333	(2)	40,063	28,181	(8)	419,322	(8)

(1)

Amounts in this column include restricted stock and restricted stock units that vested and/or were surrendered to the Company in satisfaction of tax withholdings due upon receipt of restricted stock and restricted stock units that vested on February 3, 2011, November 3, 2011, December 13, 2011 and December 31, 2011. The market price of our common stock was $16.44 on February 3, 2011, $13.43 on November 3, 2011, $8.27 on December 13, 2011, and $9.46 on December 31, 2011 (the 31st was a Saturday, so we used the closing market price on the previous business day to calculate the market price).

(2)	The options exercised by Mr. Tiffany had an exercise price of $5.21 per share and were granted on October 23, 2003.

(3)	Includes 8,177 shares withheld from Mr. Goldberg to satisfy taxes at a value of $77,354. Mr. Goldberg has not sold any of the remaining shares he acquired upon this vesting.

(4)	Mr. Stephens has not sold any of the shares he acquired upon this vesting.

(5)	Includes 6,839 shares withheld from Mr. Hooks to satisfy taxes at a value of $64,697. Mr. Hooks has not sold any of the remaining shares he acquired upon this vesting.

(6)	Mr. Jones has not sold any of the shares he acquired upon this vesting.

(7)	Includes 1,446 shares withheld from Mr. Perna to satisfy taxes at a value of $13,679. Mr. Perna has not sold any of the remaining shares he acquired upon this vesting.

(8)	Includes 7,639 shares withheld from Mr. Tiffany to satisfy taxes at a value of $113,956. Mr. Tiffany has not sold any of the remaining shares he acquired upon this vesting.

Pension Benefits – Fiscal Year 2011

The table below describes for each named executive officer the number of years of credited service and the estimated present value of the accumulated benefit under the Pension Plan and the SERP. Messrs. Stephens, Jones and Perna are not eligible to receive benefits under the Pension Plan or the SERP, as the Company ceased benefit accruals under these plans prior to the commencement of their employment with the Company. Under the Pension Plan and the SERP, the benefits are computed on the basis of straight-life annuity amounts. No payments of pension benefits were made to any of the named executive officers in 2011. The Company does not have a policy of granting extra pension service. For a description of the Company’s Pension Plan and SERP see the “Retirement Benefits” and “401(k) Savings and Retirement Plan” section of the Compensation Discussion and Analysis.

	September 30,	September 30,	September 30,
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)(2)
Michael H. Goldberg	Salaried Employees Pension Plan	2.4	$53,175
	Supplemental Pension Plan	2.4	193,310
Stephen V. Hooks	Salaried Employees Pension Plan	35.6	1,470,346
	Supplemental Pension Plan	35.6	1,703,848
Blain A. Tiffany	Salaried Employees Pension Plan	7.8	157,055
	Supplemental Pension Plan	7.8	40,888

(1)

The material assumptions used for this calculation are as described in Footnote 5 to the Company’s audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011, and are incorporated herein by reference.

(2)	Contributions and benefits under the Company’s Salaried Employee Pension Plan and Supplemental Pension Plan were frozen as of June 30, 2008.

Nonqualified Deferred Compensation–Fiscal Year 2011

The table below provides information on the non-qualified deferred compensation plan that our named executive officers participated in during 2011. For a description of the Company’s non-qualified deferred compensation plan see the “Non-Qualified Deferred Compensation” section of the Compensation Discussion and Analysis.

	September 30,	September 30,	September 30,	September 30,	September 30,
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Michael H. Goldberg	197,005	46,510	7,489	0	481,043
Scott F. Stephens	90,356	20,797	(2,299)	0	164,723
Stephen V. Hooks	49,448	44,322	23,885	0	903,035
G. Nicholas Jones	0	0	0	0	0
Robert J. Perna	29,049	11,112	(1,451)	0	70,989
Blain A. Tiffany	0	0	1,953	0	39,983

(1)

Executive contributions represent deferral of base salary and bonus paid during 2011, which amounts are also disclosed in the 2011 Salary column and the 2010 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	All Company contributions to the Deferred Plan in 2011 are included as compensation in the 2011 Other Compensation column of the Summary Compensation Table.

Employment Agreement

In connection with Mr. Goldberg’s hiring in 2006, the Company entered into an employment/noncompetition agreement with Mr. Goldberg. The Board believes the agreement is valuable because it confirms the mutual understanding of the Company and Mr. Goldberg with respect to the terms of employment and provides for certain post-employment restrictions. In December 2010, the independent members of the Board, upon recommendation of the Human Resources Committee, authorized amendments to Mr. Goldberg’s employment/noncompetition agreement to ensure alignment with perceived market practices and regulatory compliance. Material terms of the amended agreement include:

(i)	The term of the contract continues from year to year until terminated by either Mr. Goldberg or the Company at which time Mr. Goldberg will receive benefits as stated in the Agreement.

(ii)	A minimum base salary is guaranteed ($450,000).

(iii)	Mr. Goldberg received a $15,000 signing bonus in 2006.

(iv)	Mr. Goldberg is eligible to participate in the Company’s compensation and benefit programs, with a guaranteed STIP payout for 2006 of 50% of base salary.

(v)	Mr. Goldberg was allocated a 45,000 performance share grant for the 2005-2007 performance period under the LTCP.

(vi)

The agreement provides for different severance benefits depending on who initiates the termination, the Company or Mr. Goldberg, and the nature of the termination, death, disability, voluntary resignation, termination with or without cause, or constructive termination (as defined in the agreement).

(vii)	In the event of termination by the Company without cause or in the event of termination by Mr. Goldberg as a result of constructive termination, he is entitled to:

a)	Lump sum payment equal to one times the sum of his base salary then in effect plus STIP award based on the target bonus for the year of termination;

b)	Lump sum payment equal to pro-rata STIP award for the year of termination, but only if and to the extent the applicable performance measures have actually been met;

c)

Accelerated vesting of long term performance share unit awards on a pro rata basis based on actual performance through the end of the performance period, provided Mr. Goldberg’s termination of employment precedes the end of the performance period by less than one year;

d)	Continued exercisability of vested stock options for a period of three months following termination of employment (but not beyond their original expiration date);

e)

Continued participation for (a) 24 months or (b) until the date on which Mr. Goldberg begins employment with another employer, whichever occurs first, in all medical, dental , hospitalization, and life insurance coverages and in all other employee welfare plans and programs in which he and his eligible dependents were participating at the date of termination, at the Company’s expense; and

f)

Continued use of the Company’s leased automobile, at the Company’s expense, for a period beginning on the termination date and ending (a) 12 months after the date of termination or (b) on the date on which Mr. Goldberg begins employment with another employer, whichever occurs first.

g)	Accrued vacation pay through the date of termination.

(viii)	Restrictions relating to confidentiality, non-disclosure and non-solicitation:

a)	Agreement by Mr. Goldberg not to compete with the Company for one year post-employment;

b)	Agreement by Mr. Goldberg not to solicit business from the Company’s business associates for one year post employment; and

c)	Agreement by Mr. Goldberg not to solicit Company employees for two years post employment.

(ix)	Payment for relocation expenses in connection with his move to the Chicago area in 2006 with a gross-up payment for any income taxes which may be imposed on the reimbursed relocation expenses.

If Mr. Goldberg’s employment had been terminated by the Company without cause on December 31, 2011, then under this agreement, Mr. Goldberg would have been entitled to $1,752,874 in severance benefits. If Mr. Goldberg’s employment had been terminated by the Company with cause or if Mr. Goldberg had voluntarily resigned on December 31, 2011, then under this agreement, there would be no severance benefit and Mr. Goldberg would have been entitled only to the prorated benefits earned to the date of termination.

Severance Agreements

Severance Agreement with Steven V. Hooks

On October 27, 2011, the Company entered into an Executive Retention and Severance Agreement with Mr. Hooks, setting forth his and the Company’s respective rights, benefits and obligations in anticipation of his separation of employment from the Company on March 31, 2012 (the “Severance Agreement”). The Severance Agreement superseded Mr. Hooks’ prior severance agreement and change of control agreement with the Company.

The Severance Agreement, in pertinent part, provides for (i) a cash payment to Mr. Hooks of $904,513 on December 31, 2011, (ii) full vesting of Mr. Hooks’ outstanding time-based restricted stock unit awards under the Company’ s 2011-2013 Long Term Compensation Plan (“LTCP”) on March 31, 2012, subject to his continued employment through such date, (iii) full vesting of Mr. Hooks’ outstanding time-based restricted stock unit awards under the Company’ s 2010-2012 LTCP on December 31, 2011, (iv) full vesting of Mr. Hooks’ outstanding stock option awards under the Company’s 2010-2012 LTCP on November 1, 2011, (v) Mr. Hooks to continue participation in the Company’s 2010-2012 LTCP and 2011-2013 LTCP with respect to his outstanding performance based share units (“PSUs”), with payout, if any, subject to achievement by the Company of the applicable performance measures for such periods, (vi) continued use of a Company-provided automobile for 24 months following Mr. Hooks’ separation of employment, and (vii) extension of Mr. Hooks’ health insurance for up to forty-two (42) months following his separation of employment. All such payments are subject to the execution of a release of claims against the Company and Mr. Hook’s continued compliance with certain post-employment protective covenants, including non-competition, non-disclosure and non-solicitation provisions.

Executive officers other than the CEO

The Board previously approved severance agreements with all executive officers (other than the CEO), including Messrs. Stephens, Jones, Perna and Tiffany. These agreements provide for severance benefits in the event the executive’s employment is terminated without cause by the Company or by the executive for good reason (as defined in the agreement).

These agreements have an initial term of two years and are automatically extended annually for successive one year periods, on each successive anniversary of the effective date, unless either party notifies the other of an election not to renew at least 30 days prior to the effective date of any such extension. Benefits under these agreements include the following:

(i)	Lump sum payment equal to one times the executive’s base salary then in effect;

(ii)	Lump sum payment equal to the executive’s pro-rata STIP award for the year of termination, but only if and to the extent the applicable performance measures have actually been met;

(iii)

Accelerated vesting of long term performance share unit awards on a pro rata basis based on actual performance through the end of the performance period, provided such executive’s termination of employment precedes the end of the performance period by less than one year;

(iv)	Continued exercisability of vested stock options for a period of three months following termination of employment (but not beyond their original expiration date);

(v)

Continued participation, provided the executive made an election under COBRA, for (a) 12 months or (b) until the date on which executive begins employment with another employer, whichever occurs first, in all medical, and dental insurance coverage in which he or his eligible dependents were participating at the date of termination, at the Company’s expense; and

(vi)

Continued use of the Company’s leased automobile, at the Company’s expense, for a period beginning on the termination date and ending (a) 12 months after the date of termination or (b) on the date on which such executive begins employment with another employer, whichever occurs first.

These agreements also contain the following post-employment restrictions relating to confidentiality, non-disclosure and non-solicitation:

(i)	Agreement by the executive not to compete with the Company for one year post-employment;

(ii)	Agreement by the executive not to solicit business from the Company’s business associates for one year post employment; and

(iii)	Agreement by the executive not to solicit Company employees for one year post employment.

If the triggering events under the severance agreements had occurred as of December 31, 2011, Mr. Stephens would have been entitled to $566,466 in severance benefits, Mr. Jones would have been entitled to $421,161 in severance benefits, Mr. Perna would have been entitled to $423,709 in severance benefits, and Mr. Tiffany would have been entitled to $389,953 in severance benefits.

Change in Control Agreements

Chief Executive Officer

In connection with Mr. Goldberg’s hiring in 2006, the Company entered into a Change of Control Agreement with Mr. Goldberg. In December 2010, the independent members of the Board, upon recommendation of the Human Resources Committee, authorized amendments to Mr. Goldberg’s change in control agreement to ensure alignment with perceived market practices and regulatory compliance. Under this agreement, the Company will provide certain benefits to Mr. Goldberg if there is a change of control of the Company and within 24 months after the date of such change of control:

(i)

(a) Mr. Goldberg’s duties and responsibilities have been substantially changed or reduced, Mr. Goldberg has been relocated outside the Chicago metropolitan area, or Mr. Goldberg’s compensation has been reduced, and (b) Mr. Goldberg resigns; or

(ii)	Mr. Goldberg is terminated without cause.

Benefits under the agreement include the following, which are due upon termination of employment, except in certain limited circumstances as noted below, when such benefits are due upon the change in control event:

(i)	a lump sum cash payment in the amount of two times the sum of Mr. Goldberg’s base salary as of the date of the change of control and target incentive compensation for that same year;

(ii)

upon a change of control the accelerated vesting on a pro rata basis of all outstanding and unvested long term performance share unit awards based on actual performance through the end of the calendar month immediately preceding the change in control event;

(iii)

the accelerated vesting of all outstanding and unvested equity compensation awards (other than long term performance share unit awards) upon termination of employment, or in certain limited circumstances upon the change in control event;

(iv)

coverage, at the Company’s expense, under all of the Company’s health plans shall continue for (a) 24 months or (b) until the date on which Mr. Goldberg begins employment with another employer, whichever occurs first, in all medical, and dental insurance coverage in which he and his eligible dependents were participating at the date of termination;

(v)

an additional retirement benefit equal to the actuarial equivalent of the additional amount that Mr. Goldberg would have earned in 3 additional continuous years of service, to be paid in a lump sum at normal retirement age;

(vi)	a lump sum payment equal to pro-rata STIP award for the year of termination, but only if and to the extent the applicable performance measures have actually been met;

(vii)

continued use of the Company’s leased automobile, at the Company’s expense, for a period beginning on the termination date and ending (a) 12 months after the date of termination or (b) on the date on which Mr. Goldberg begins employment with another employer, whichever occurs first;

(viii)	continued exercisability of vested stock options for a period of three months following termination of employment (but not beyond their original expiration date of such option);

(ix)	accrued vacation through the date of termination to be paid in a lump sum; and
(x)	all other benefits in accordance with applicable plans.

If the triggering events under this agreement had occurred as of December 31, 2011, Mr. Goldberg would have been entitled to $3,847,319 in severance benefits.

Executive officers other than the CEO

The Board previously approved change in control agreements with all other executive officers, including Messrs. Stephens, Jones, Perna and Tiffany. The Company believes these agreements are valuable for shareholders, as they provide for continuity and retention of the named executives services in potentially unstable situations. These agreements provide for severance benefits in the event there is a change in control of the Company and thereafter, the executive terminates employment with the Company within 6 months after providing notice to the Company of the existence of the conditions potentially causing good cause, or the executive’s employment is terminated by the Company for any reason other than for cause.

Benefits under the agreement include the following, which are due upon termination of employment, except in certain limited circumstances as noted below, when such benefits are due upon the change in control event:

(i)

with respect to Messrs. Stephens and Perna, a lump sum cash payment in the amount of two times their respective base salary immediately prior to the termination date, and in the case of Messrs. Jones and Tiffany a lump sum cash payment in the amount of one times his base salary immediately prior to the termination date;

(ii)	a lump sum payment equal to pro-rata STIP award for the year of termination, but only if and to the extent the applicable performance measures have actually been met;

(iii)

upon a change of control the accelerated vesting on a pro rata basis of all outstanding and unvested long term performance share unit awards based on actual performance through the end of the calendar month immediately preceding the change in control event;

(iv)

the accelerated vesting of all outstanding and unvested equity compensation awards (other than long term performance share unit awards) upon termination of employment, or in certain limited circumstances upon the change in control event;

(v)

continued participation, provided the executive made an election under COBRA, for (a) 12 months or (b) until the date on which executive begins employment with another employer, whichever occurs first, in all medical, and dental insurance coverage in which he or his eligible dependents were participating at the date of termination, at the Company’s expense;

(vi)

continued use of the Company’s leased automobile, at the Company’s expense, for a period beginning on the termination date and ending (a) 12 months after the date of termination or (b) on the date on which the executive begins employment with another employer, whichever occurs first; and

(vii)	continued exercisability of vested stock options for a period of three months following termination of employment (but not beyond their original expiration date of such option).

These agreements also provide, in the case that in the event that upon a change in control the value of the accelerated vesting of compensation is, for tax purposes, such that the executive would be taxed under Section 4999 of the Internal Revenue Code of 1986, then the payments will be reduced to the extent required to avoid application of the tax imposed by Section 4999.

These agreements also contain the following post-employment restrictions relating to confidentiality, non-disclosure and non-solicitation:

(i)	Agreement by the executive not to compete with the Company for one year post-employment;

(ii)	Agreement by the executive not to solicit business from the Company’s business associates for one year post employment; and

(iii)	Agreement by the executive not to solicit Company employees for one year post employment

If the triggering events under the change in control agreement had occurred as of December 31, 2011, Mr. Stephens would have been entitled to $1,237,661 in severance benefits, Mr. Jones would have been entitled to $523,965 in severance benefits, Mr. Perna would have been entitled to $883,190 in severance benefits, and Mr. Tiffany would have been entitled to $612,781 in severance benefits.

Equity Compensation Plan Information

This table provides information regarding the equity authorized for issuance under our equity compensation plans as of December 31, 2011.

	September 30,		September 30,		September 30,
Plan Category (1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted- average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,927,877	(2)	$12.44	(3)	672,429
Equity compensation plans not approved by security holders(4)	26,209		N/A	(5)	N/A	(6)
Total	1,954,086		N/A		672,429

(1)	This table does not include information regarding the Company’s 401(k) Plan.

(2)

This number represents the gross number of underlying shares of common stock associated with outstanding stock options, restricted stock units and equity performance share award units granted under the Company’s 1995 Directors Stock Option Plan (“1995 Plan”), 1996 Restricted Stock and Stock Option Plan (“1996 Plan”), 2000 Restricted Stock and Stock Option Plan (“2000 Plan”), 2004 Restricted Stock, Stock Option and Equity Compensation Plan (“2004 Plan”), and 2008 Omnibus Incentive Plan (“2008 Plan”, and, collectively, the “Plans”). As of December 31, 2011, 418,259 stock options awards remain outstanding for shares of common stock reserved for issuance under the Plans, and 240,800 restricted stock units and 1,268,818 equity performance share units remain outstanding for shares of common stock reserved for issuance under the Plans. The number of equity performance share units outstanding represents the maximum number of shares to be awarded under the Company’s Long-Term Compensation Plans for the 2009-2011, 2010-2012 and 2011-2013 performance periods.

(3)

Equity performance share award and restricted share units granted under the 2008 Plan do not have an exercise price and are settled for shares of the Company’s common stock on a one-for-one basis based on actual performance compared to target goals or upon vesting. These awards have been disregarded for purposes of computing the weighted-average exercise price.

(4)

The 1986 Directors Deferred Compensation Plan (“Directors Plan”) was not approved by the shareholders. Under the Directors Plan, a director may elect to defer receipt of up to 100% of his or her cash retainer and meeting fees. A director who defers board compensation may select either an interest or a stock equivalent investment option for amounts in the director’s deferred compensation account. Fees deferred in the stock equivalent accounts are divided by the closing price of the Company’s common stock on the day as of which such fees would otherwise have been paid to the director to yield a number of stock equivalent units. The stock equivalent account is credited on the dividend payment date with stock equivalent units equal to the product of the declared dividend per share multiplied by the number of stock equivalent units in the director’s account on the record date of the dividend. Disbursement of the stock equivalent unit account may be in shares of Company common stock or in cash as designated by the director. If payment from the stock equivalent unit account is made in shares of the Company’s common stock, the number of shares to be distributed will equal the number of full stock equivalent units held in the director’s account. As of March 1, 2012, 26,209 shares were reserved for issuance under the Directors Plan.

(5)

The stock equivalent units granted under the Directors Plan do not have an exercise price and are settled for shares of the Company’s common stock on a one-for-one basis or in cash. These awards have been disregarded for purposes of computing the weighted-average exercise price.

(6)	There is no limit on the number of securities representing stock equivalent units remaining available for issuance under the Directors Plan.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

The Company is providing an Annual Report to stockholders who receive this proxy statement. The Company will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees, and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, which also contains the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (not including exhibits and documents incorporated by reference), are available without charge to stockholders upon written request to the Company at 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523, Attention: Corporate Secretary.

STOCKHOLDER PROPOSALS

In order for proposals by stockholders to be considered for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2013 annual meeting of stockholders, Maryland Law, the Company’s Bylaws, and SEC and NYSE rules require that any stockholder proposals must be received no later than November 23, 2012. In addition, the Company’s Bylaws require a stockholder who wishes to propose a nominee for election as a director or any other business matter for consideration at the 2013 annual meeting of stockholders to give advance written notice to the Company between December 27, 2012 and January 26, 2013.

Robert J. Perna

Vice President,

General Counsel and Secretary

March 23, 2012

Appendix A

A. M.CASTLE & CO.

PROPOSED FORM OF

ARTICLES OF AMENDMENT

A.M. Castle & Co., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by deleting the first paragraph of Article FIFTH in its entirety and inserting the following in lieu thereof:

“FIFTH: The total number of shares of stock which the corporation shall have authority to issue is 69,988,000, consisting of 60,000,000 shares of common stock, $.01 par value per share (“Common Stock”), and 9,988,000 shares of series preferred stock, $.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized Shares of all classes of stock having par value is $699,880.”

SECOND: The amendment to the charter of the Corporation as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: Immediately prior to the above amendment, the Corporation had authority to issue 39,988,000 shares of stock, consisting of 30,000,000 shares of Common Stock, $.01 par value per share, and 9,988,000 shares of Preferred Stock, $.01 par value per share. The aggregate par value of all authorized shares of all classes of stock having par value was $399,880.

FOURTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment is 69,988,000, consisting of 60,000,000 shares of Common Stock, $.01 par value per share, and 9,988,000 shares of Preferred Stock, $.01 par value per share. The aggregate par value of all authorized shares of all classes of stock having par value is $699,988.

FIFTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law was not changed by the foregoing amendment.

SIXTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by the undersigned officer, and attested to by its Secretary, on this             day of            , 2012.

ATTEST:	A.M. CASTLE & CO.

	By:		(SEAL)
Robert J. Perna		Michael H. Goldberg
Secretary		President and CEO

A-1

ANNUAL MEETING OF STOCKHOLDERS OF A. M. CASTLE & CO. April 26, 2012 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Annual Report to Stockholders and proxy card are available at http://www.amcastle.com/investors/default.aspx Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. [Graphic Appears Here] The Board of Directors recommends that you vote “FOR” the following: FOR AGAINST ABSTAIN 2. To approve certain issuances of shares of the Company’s 1. Election of Directors: common stock upon the conversion of our 7.0% Convertible NOMINEES: Senior Notes. FOR ALL NOMINEES O Brian P. Anderson O Reuben S. Donnelley WITHHOLD AUTHORITY O Ann M. Drake 3. To approve an amendment to the Company’s Charter to FOR ALL NOMINEES O Michael. H. Goldberg increase the number of authorized shares of our common O Patrick J. Herbert, III stock, par value $.01 per share, from 30,000,000 to FOR ALL EXCEPT O Terrence J. Keating 60,000,000. (See instructions below) O James D. Kelly 4. To approve the Company’s executive compensation. O Pamela Forbes Lieberman O Gary A. Masse 5. To ratify the appointment of Deloitte & Touche LLP as our O John McCartney independent registered public accounting firm for the fiscal year ending December 31, 2012. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any box if you wish to vote in accordance with the Board of INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” Directors’ recommendations. The appointed proxies cannot vote your shares and fill in the circle next to each nominee you wish to withhold, as shown here: unless you sign and return this card. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of each of the nominees as Directors and FOR each of the above proposals. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF A. M. CASTLE & CO. April 26, 2012 PROXY VOTING INSTRUCTIONS INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON—You may vote your shares in person by attending the Annual Meeting. [Graphic Appears Here] NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Annual Report to Stockholders and proxy card are available at http://www.amcastle.com/investors/default.aspx Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF A. M. CASTLE & CO. Annual Meeting of Stockholders on April 26, 2012 The undersigned, revoking all prior proxies, hereby constitutes and appoints Scott F. Stephens and Robert J. Perna, and each of them, his true and lawful agents and proxies with full power of substitution in each, to attend the Annual Meeting of Stockholders of A. M. Castle & Co. to be held at the office of the Company, 1420 Kensington Road, Suite 220, Oak Brook, Illinois at 10:00 a.m., Central Daylight Savings Time, on Thursday, April 26, 2012, and at any adjournments thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting, and otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” ELECTION OF EACH OF THE NOMINEES FOR DIRECTORS IN PROPOSAL 1 AND “FOR” EACH PROPOSAL AND VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. (Continued and to be signed on the reverse side) 14475